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Exhibit 99.1

MARKET AND INDUSTRY INFORMATION

        Information regarding market share, market position and industry data pertaining to our business contained in this exhibit consists of our estimates based on data and reports compiled by industry professional organizations (including the Motion Picture Association of America, the National Association of Theatre Owners ("NATO"), Nielsen Media Research, and Rentrak Corporation ("Rentrak")), industry analysts and our management's knowledge of our business and markets. Unless otherwise noted in this exhibit, all information provided by the Motion Picture Association of America is for the 2005 calendar year, and all information provided by NATO is for the 2005 calendar year and all information provided by Rentrak is as of September 30, 2006.

        Although we believe that the sources are reliable, we have not independently verified market industry data provided by third parties or by industry or general publications. While we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources. While we are not aware of any misstatements regarding any industry data presented in this exhibit, our estimates involve risks and uncertainties and are subject to changes based on various factors, including those discussed under "Risk Factors."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        In addition to historical information, this exhibit contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The words "forecast," "estimate," "project," "intend," "expect," "should," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors, including those discussed in "Risk Factors," which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

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  national, regional and local economic conditions that may affect the markets in which we operate;

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  the levels of expenditures on entertainment in general and movie theatres in particular;

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  increased competition within movie exhibition or other competitive entertainment mediums;

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  technological changes and innovations, including alternative methods for delivering movies to consumers;

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  the popularity of theatre attendance and major motion picture releases;

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  shifts in population and other demographics;

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  our ability to renew expiring contracts at favorable rates, or to replace them with new contracts that are comparably favorable to us;

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  our need for, and ability to obtain, additional funding for acquisitions and operations;

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  risks and uncertainties relating to our significant indebtedness following the completion of the Holdings offering;

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  fluctuations in operating costs;

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  capital expenditure requirements;

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  changes in interest rates; and

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  changes in accounting principles, policies or guidelines.

        This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative but not exhaustive. In addition, new risks and uncertainties may arise from time to time. Accordingly, all forward-looking statements should be evaluated with an understanding of their inherent uncertainty.

        Except as required by law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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INTRODUCTION

        On January 26, 2006, Marquee Holdings Inc. ("Holdings"), the parent of AMC Entertainment Inc. ("AMC Entertainment"), merged with LCE Holdings, Inc. ("LCE Holdings"), the parent of Loews Cineplex Entertainment Corporation ("Loews"), with Holdings continuing after the merger, and Loews merged with and into AMC Entertainment, with AMC Entertainment continuing after the merger (collectively, the "Mergers"). As used in this exhibit, unless the context otherwise requires, references to "AMC Entertainment" or "AMCE" refer to AMC Entertainment Inc. and its subsidiaries prior to giving effect to the Mergers. Upon completion of the initial public offering of Holdings (the "Holdings IPO" or "Holdings offering"), Holdings will change its name to AMC Entertainment, Inc. and AMC Entertainment will change its name to AMC, Inc. Except as otherwise indicated or otherwise required by the context, references in this exhibit to "we," "us," the "combined company" or the "company" refer to the combined business of Holdings and its subsidiaries after giving effect to the Mergers.

        As used in this exhibit, the term "pro forma" refers to, in the case of pro forma financial information, such information after giving pro forma effect to the Merger Transactions (as defined below), the NCM Transactions (as described under "Introduction—Recent Developments") and the Holdings offering. The share data set forth in this exhibit reflects a reclassification of Holdings' capital stock as more fully described under "Introduction—The Reclassification."

        Holdings has a 52-week or 53-week fiscal year ending on the Thursday closest to April 1. Fiscal years 2002, 2004, 2005 and 2006 contained 52 weeks. Fiscal year 2003 contained 53 weeks.

Who We Are

        We are one of the world's leading theatrical exhibition companies based on total revenues. We were founded in 1920 and since that time we have pioneered many of the industry's leading innovations including the megaplex theatre. Additionally, we have acquired some of the most respected companies in the theatrical exhibition industry, including Loews and General Cinemas. As of September 28, 2006, we owned, operated or held interests in 411 theatres with a total of 5,635 screens, approximately 82% of which were located in the United States and Canada. We believe that we have one of the most modern and productive theatre circuits with theatres primarily located in large urban markets where we have a strong market position and that our focus on large urban markets not only strengthens our overall financial performance, but also positions us to benefit from the potential growth in these markets. For the 52 weeks ended September 28, 2006, on a pro forma basis, we had revenues of $2.4 billion, Adjusted EBITDA of $389.9 million, a loss from continuing operations of ($189.1 million) and, on a historical basis, we had net cash provided by operating activities of $96.4 million, which does not include $142.5 million of cash acquired in the Mergers. See "Summary Unaudited Pro Forma Financial and Operating Data."

        In the United States, as of September 28, 2006, we operated 312 theatres with 4,468 screens in 30 states and the District of Columbia. We have a significant presence in most major urban "Designated Market Areas," or "DMAs" (television market areas as defined by Nielsen Media Research). For the 52 weeks ended September 28, 2006, 94% of our U.S. revenues came from theatres in the top 50 DMA's and we had the number one or two market share in 21 of the top 25 DMAs in the U.S., including the number one market share in New York City, Chicago, Dallas and Boston, among others, and we operated 25 of the top 50 theatres in the U.S. and Canada in terms of box office revenues as measured by Rentrak. As of September 28, 2006, we had an average of 14.5 screens per theatre, which we believe to be the highest among the major U.S. and Canada theatre exhibitors. Our U.S. and Canada theatre circuit represented 91.5% of our revenues for the 52 weeks ended September 28, 2006 on a pro forma basis.

        As of September 28, 2006, our international circuit of 92 theatres and 1,007 screens consisted principally of wholly-owned theatres in Mexico and unconsolidated joint ventures in South America and

Spain. In Mexico, we owned and operated 43 theatres and 476 screens primarily located in the Mexico City Metropolitan Area, or MCMA, through Grupo Cinemex, S.A. de C.V. and its subsidiaries (Cinemex). We believe that we have the number one market share in the MCMA with an estimated 49% of MCMA attendance through August of calendar 2006. We also had three wholly-owned theatres and 42 screens in Europe. Our wholly-owned international circuit represented 8.5% of our revenues for the 52 weeks ended September 28, 2006 on a pro forma basis. In addition, as of September 28, 2006, we participated in a 50% joint venture in South America (Hoyts General Cinema South America), which owned 17 theatres and 160 screens.

Our Competitive Strengths

        Key characteristics of our business that we believe make us a particularly effective competitor against other theatrical exhibition companies and position us well for future growth include:

        Leading Scale and Market Position.    We are one of the world's leading theatrical exhibition companies based on total revenues, enjoying geographic market diversification and leadership in major markets worldwide. We believe the size of our operations allows us to achieve economies of scale, which provide us with a competitive advantage in real estate, theatre level operations, purchasing, theatre support and general and administrative activities, and positions us to benefit from positive industry attendance trends and revenue generating opportunities.

        Our theatres are generally located in large, urban markets, giving us a breadth of market coverage that places us in most major markets in the United States. As of September 28, 2006, we operated in all but two of the Top 25 DMAs. Traditionally, the population densities, affluence and ethnic and cultural diversity of top DMA's generate higher levels of box office per capita and greater opportunity for a broader array of film genre, all of which we believe position our circuit to benefit from the potential growth in these markets.

        Modern, Highly Productive Theatre Circuit.    We are an industry leader in the development and operation of megaplex theatres, typically defined as having 14 or more screens and offering amenities to enhance the movie-going experience, such as stadium seating providing unobstructed viewing, digital sound and enhanced seat design. We believe that the megaplex format provides the operator with enhanced revenue opportunities and better asset utilization while creating convenience for patrons by increasing film choice and the number of film starting times. We continually upgrade the quality of our theatre circuit by adding new screens through new builds (including expansions) and acquisitions and by disposing of older screens through closures and sales. As of September 28, 2006, 3,274 or approximately 71%, of our screens in the U.S. and Canada were located in megaplex theatres and as a result of the high quality nature of our circuit, the pace of new builds has recently slowed. The average number of screens per theatre in the United States and Canada increased from 11.2 for AMCE at the end of 2001 to 14.5 for the combined company as of September 28, 2006, which was well above the National Association of Theatre Owners average of 6.5 and indicative of the extent to which we have upgraded our theatre circuit.

        Our theatres are generally among the most productive in the markets in which they operate. For the 52 weeks ended September 28, 2006, on a pro forma basis, our theatre circuit in the United States and Canada produced box office revenues per screen at rates approximately 25% higher than our closest peer competitor and 42% higher than the industry average, as measured by Rentrak. On average, our theatres do more business and serve more customers, which positions us to benefit from our highly profitable concessions operations and from growth in advertising, arcade, ticketing fees and other ancillary sources of revenue.

        Strong Cash Flow Generation.    As a leading exhibitor, AMC Entertainment generated net cash provided by operating activities of $65.0 million for the six months ended September 28, 2006. In future years, we expect to generate enough cash flow to service debt, maintain existing facilities, and invest in our business through an appropriate level of new builds that allows us to maintain the high quality of our theatre circuit.

        Proven Management Team.    Our senior management team has an average of 25 years of experience in the theatrical exhibition industry. Management has successfully integrated a number of acquisitions which have achieved immediate cost-savings and has demonstrated the ability to manage our business through all industry and economic cycles.

Our Strategy

        Our strategic plan consists of the following three elements:

        Growing Core and Ancillary Revenues.    We believe there are opportunities to increase our core and ancillary revenues through strategic marketing initiatives, new product offerings and enhancements to our business. Theatre revenues per patron for AMC Entertainment have increased by a 5.1% compound annual growth rate, or CAGR, from fiscal 2001 through the 52 week period ended September 28, 2006, which resulted in a per patron increase of more than $2.40 over this period.

        Over the years we have implemented various key programs and initiatives designed to grow our core and ancillary revenues. For example:

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  During 2006, we implemented specific marketing initiatives targeted at increasing attendance. In addition, we have introduced value oriented product combinations and pricing as part of our concession offerings that has increased concession spending per patron and profitability;

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  Our MovieWatcher frequent moviegoer loyalty program has been the largest program in the industry with approximately 1.6 million active members;

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  We introduced the AMC Entertainment Card in October 2002, the first stored value gift card sold circuit wide in the industry. We currently sell the card through several marketing alliances at approximately 50,000 retail outlets throughout the United States and Canada;

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  We were a founding member and currently own approximately 29% of National CineMedia, LLC, a cinema screen advertising venture representing approximately 13,000 U.S. and Canadian theatre screens (of which approximately 11,000 are equipped with digital projection capabilities) and reaching over 500 million movie guests annually; and

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  We were a founding partner and currently own approximately 27% of MovieTickets.com, an Internet ticketing venture representing over 9,500 screens; we own approximately 9% of Fandango, an on-line movie ticketing company that Loews founded with several other exhibitors and which represents approximately 14,000 screens.

        Maximizing Operating Efficiencies.    We believe an important fundamental of our business is managing our costs and expenses and improving our margins. Since fiscal 2001, AMC Entertainment has implemented key initiatives which have resulted in the following:

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  our cost of operations has declined as a percentage of total revenues from 67.4% in fiscal 2001 to 63.8% for the 52 weeks ended September 28, 2006;

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  our general and administrative expense has declined as a percentage of total revenue from 2.7% in fiscal 2001 to 2.3% during the 52 weeks ended September 28, 2006; and

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  Segment Adjusted EBITDA(1) margins have increased from 14.5% in fiscal 2001 to 18.2% for the 52 weeks ended September 28, 2006.

(1)
See Note 11 to the Unaudited Financial Statements included in AMC Entertainment's Form 10-Q for the quarterly period ended September 28, 2006 and Note 16 to the Audited Financial Statements included in included in AMC Entertainment's Form 10-K for the fiscal year ended March 30, 2006 for a discussion of Segment Adjusted EBITDA including a reconciliation to operating earnings (loss). We have computed Segment Adjusted EBITDA margins by dividing Segment Adjusted EBITDA by total revenues. Segment Adjusted EBITDA is disclosed in the audited financial statements as it is a primary measure used by us to evaluate the performance of our segments and to allocate resources.

        Optimizing Our Theatre Portfolio.    Asset quality is a function of our new build, theatre disposition and acquisition strategies. As a recognized leader in the development and operation of megaplex theatres and based upon our financial resources, we believe that real estate developers and others will continue to present us with attractive new build opportunities. We intend to selectively pursue new build opportunities where the characteristics of the location and the overall market meet our strategic and financial return criteria. As of September 28, 2006, we had 9 theatres with 129 screens under construction and scheduled to open in fiscal 2007.

        We believe that a major factor that further differentiates us from our competitors and has contributed to our overall theatre portfolio quality has been our proactive effort to close or dispose of older, underperforming theatres. In order to maintain a modern, high quality theatre circuit, we will continue to evaluate our theatre portfolio and, where appropriate, dispose of theatres through closures, lease terminations, lease buyouts, sales or subleases.

        The theatrical exhibition business has been consolidating, with the top five exhibitors accounting for approximately 52% of the industry's screens today versus 34% in 1999. We have played a key role in this consolidation process. For example, our acquisition of Loews on January 26, 2006 combined two leading theatrical exhibition companies, each with a long history of operating in the industry, and increased the number of screens we operated by 47%.

The Industry

        Theatrical exhibition is the primary distribution channel for new motion picture releases and we believe that the theatrical success of a motion picture is often the most important factor in establishing its value in the other parts of the product life cycle (DVD, cable television and other ancillary markets).

        Theatrical exhibition has demonstrated long-term steady growth. U.S. and Canada box office revenues increased by a 4.5% CAGR over the last 20 years, driven by increases in both ticket prices and attendance. Ticket prices have grown steadily over the past 20 years, growing at a 3% CAGR. In calendar 2005, industry box office revenues were $9.0 billion, a decrease of 5.7% from the prior year and which in our view is principally the result of the popularity of film product. Calendar year box office revenues are up 6% as reported by Rentrak and we estimate that attendance is up 4% through September 28, 2006 over the comparable calendar 2005 period.

        We believe the movie-going experience continues to provide an attractive value for consumers because it is a convenient and affordable option when compared to other forms of out-of-home entertainment. The estimated average ticket price in the United States and Canada was $6.41 in 2005, which is considerably less than other forms of out-of-home entertainment such as concerts and sporting events.

        During the period from 1995 to 1999, U.S. and Canada screen count grew at an 8% CAGR from 27,000 to approximately 36,500. Since then, screen counts have grown at a more moderate pace, resulting in a total screen count of 37,100 at the end of 2005. According to NATO and the Motion Picture Association 2005 MPA Market Statistics, average screens per theatre have increased from 3.8 in 1995 to 6.5 in 2005, which we believe is indicative of the industry's development of megaplex theatres.

Recent Developments

        National CineMedia.    National CineMedia, LLC ("NCM") is a cinema screen advertising venture representing approximately 13,000 U.S. and Canadian theatre screens (of which approximately 11,000 are equipped with digital projection capabilities) and reaching over 500 million movie guests annually. NCM is jointly owned by Holdings, Cinemark, Inc. ("Cinemark") and Regal Entertainment Group ("Regal"). In March 2005, we contributed our cinema screen advertising business to NCM. As of September 28, 2006, we had a 29% interest in NCM which we accounted for using the equity method. On January 25, 2007, National CineMedia, Inc. ("NCM, Inc."), a newly formed entity that will serve as the sole manager of NCM, filed Amendment No. 5 to its Registration Statement on Form S-1 with the SEC for an initial public offering, or IPO, of up to $840 million of its common stock. Net proceeds from NCM, Inc.'s IPO will be used to acquire newly issued equity interests from NCM and NCM will distribute the net proceeds to each of us, Cinemark and Regal on a pro rata basis in connection with modifying payment obligations for extended access to our theatres. In connection with the completion of NCM, Inc.'s IPO, NCM also intends to borrow approximately $725 million under a new senior credit facility, which will be used to redeem preferred units to be held by each of us, Cinemark and Regal on a pro rata basis pursuant to a recapitalization of NCM prior to completion of NCM, Inc.'s IPO. We expect to receive proceeds from NCM Inc.'s IPO and the redemption of our preferred units upon completion of such transactions of approximately $466.7 million. We are still evaluating our use of proceeds from these transactions, which may include the repayment of certain of our indebtedness. However, we have not yet determined which of our indebtedness we may repay, and we may decide to use these proceeds for a purpose other than the repayment of our indebtedness.

        In connection with the completion of NCM, Inc.'s IPO, we intend to amend and restate our existing services agreement with NCM whereby in exchange for our pro rata share of the proceeds from NCM, Inc.'s IPO and redemption of our preferred units, we will agree to a modification of NCM's payment obligation under the existing agreement. The modification will extend the term of the agreement to 30 years, provide NCM with a five year right of first refusal for the services beginning one year prior to the end of the term and change the basis upon which we are paid by NCM from a percentage of revenues associated with advertising contracts entered into by NCM to a monthly theatre access fee. The theatre access fee would be composed of a fixed payment per patron and a fixed payment per digital screen, which would increase by 8% every five years starting at the end of fiscal 2011 for payments per patron and by 5% annually starting at the end of fiscal 2007 for payments per digital screen. Additionally, we will enter into the Loews Screen Integration Agreement with NCM pursuant to which we will pay NCM an amount that approximates the EBITDA that NCM would generate if it were able to sell advertising in the Loews theatre chain on an exclusive basis commencing upon the completion of NCM, Inc.'s IPO, and NCM will issue to us common membership units in NCM increasing our expected ownership interest to approximately 33.7%; such Loews payments will be made quarterly until May 2008. Also, with respect to any on-screen advertising time provided to our beverage concessionaire, we would be required to purchase such time from NCM at a negotiated rate. In addition, after completion of NCM, Inc.'s IPO, we expect to receive mandatory quarterly distributions of excess cash from NCM.

        There can be no guarantee that NCM, Inc. will complete its IPO or debt transactions, which we refer to in this exhibit as the "NCM Transactions," or that we will receive any of the expected proceeds. The Holdings IPO is conditioned upon the completion of the NCM Transactions.

        The Merger Transactions.    In January 2006, Holdings merged with LCE Holdings, the parent of Loews, with Holdings continuing as the holding company for the merged businesses, and Loews merged with and into AMC Entertainment, with AMC Entertainment continuing after the merger. Operating results of the acquired theatres are included in our consolidated statements of operations from January 26, 2006.

        Concurrently with the closing of the Mergers, we entered into the following financing transactions: (1) our new senior secured credit facility, consisting of a $650.0 million term loan facility and a $200.0 million revolving credit facility; (2) the issuance by AMCE of $325.0 million in aggregate principal amount of 11% senior subordinated notes due 2016; (3) the termination of AMC Entertainment's existing senior secured credit facility, under which no amounts were outstanding, and the repayment of all outstanding amounts under Loews' existing senior secured credit facility and the termination of all commitments thereunder; and (4) the completion of the tender offer and consent solicitation for all $315.0 million aggregate principal amount of Loews' 9.0% senior subordinated notes due 2014.

        We refer collectively to the Mergers, the consummation of the financing transactions described above and certain related divestitures as the "Merger Transactions."

        Sale of Yelmo.    On December 15, 2006, we sold our equity method investment in Yelmo for $52.1 million. The sale of our investment in Yelmo has triggered discontinued operations classification for our previous sale of theatres in Spain and Portugal which has been reflected in our unaudited pro forma condensed consolidated financial information included elsewhere in this exhibit. No gain or loss on the disposition is anticipated.

The Reclassification

        Prior to consummating the Holdings offering, Holdings intends to reclassify each share of its existing Class A common stock, Class N common stock and Class L common stock. Pursuant to the reclassification, each holder of shares of Class A common stock, Class N common stock and Class L common stock will receive             shares of common stock for one share of Class A common stock, Class L common stock or Class N common stock. Upon completion of the Holdings offering, Holdings will change its name to AMC Entertainment, Inc. The transactions described in this paragraph are referred to in this exhibit as the "Reclassification."

        Currently, investment vehicles controlled by J.P. Morgan Partners, LLC (collectively, "JPMP"), Apollo Investment Fund V, L.P. and certain related investment funds (collectively, "Apollo"), JPMP's and Apollo's co-investors, affiliates of Bain Capital Partners (collectively, "Bain"), affiliates of The Carlyle Group (collectively, "Carlyle"), affiliates of Spectrum Equity Investors (collectively, "Spectrum"), and management hold 100% of Holdings' outstanding common stock. JPMP, Apollo, Bain, Carlyle and Spectrum are collectively referred to as the "Sponsors." After giving effect to the sale by our Sponsors of shares of Holdings' common stock in the Holdings offering, the Sponsors will continue to hold            shares of Holdings' common stock, representing approximately            % of Holdings' outstanding common stock. Pursuant to the Amended and Restated Fee Agreement, upon consummation of the Holdings offering, the Sponsors will receive an automatic fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement. We estimate that our aggregate payment to the Sponsors would have been $40.9 million had the Holdings offering occurred on September 28, 2006.

Summary Unaudited Pro Forma Financial and Operating Data

        The following summary unaudited pro forma financial and operating data sets forth our unaudited pro forma combined balance sheet as of September 28, 2006 and unaudited pro forma combined statement of operations for the 26 weeks ended September 28, 2006, the 52 weeks ended March 30, 2006 and the 52 weeks ended September 28, 2006. The pro forma financial data has been derived from our unaudited pro forma condensed consolidated financial information and the notes thereto included elsewhere in this exhibit and has been prepared based on Holdings' and LCE Holdings' historical consolidated financial statements. The unaudited pro forma combined balance sheet gives pro forma effect to the NCM Transactions, the Holdings offering and the sale of Yelmo, as if they had occurred on September 28, 2006. The unaudited pro forma combined statement of operations data gives pro forma effect to the Merger Transactions, the NCM Transactions, the Holdings offering and the sale of Yelmo, as if each had occurred at April 1, 2005. We have included pro forma financial information for 52 weeks ended September 28, 2006 because we believe that this information provides meaningful financial data about our company's performance after completion of the Merger Transactions in January 2006. In addition, our senior secured credit facility requires us to measure compliance with certain quarterly financial covenants on a trailing twelve month basis. See "—Covenant Compliance." The summary unaudited pro forma financial and operating data is based on certain assumptions and adjustments and does not purport to present what our actual results of operations would have been had the Merger Transactions, the NCM Transactions, the Holdings offering or the sale of Yelmo and events reflected by them in fact occurred on the dates specified, nor is it necessarily indicative of the results of operations that may be achieved in the future. The summary unaudited pro forma combined financial data should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Information."

	Pro Forma
	26 Weeks Ended September 28, 2006		52 Weeks Ended March 30, 2006		52 Weeks Ended September 28, 2006
	(thousands of dollars, except operating and per share data)
Statement of Operations Data:
Total revenues		$1,248,076		$2,341,106		$2,400,202
Cost of operations		806,732		1,540,236		1,557,908
Rent		220,653		429,926		438,535
General and administrative expense:
Merger and acquisition costs		5,826		18,059		17,901
Other		29,630		76,814		66,115
Pre-opening expense		3,129		10,635		13,354
Theatre and other closure expense		7,710		601		7,331
Restructuring charge		—		3,980		72
Depreciation and amortization		128,530		262,764		259,873
Impairment of long-lived assets		—		11,974		11,974
Disposition of assets and other (gains)		(8,500)		(1,300)		(10,189)

Total costs and expenses		1,193,710		2,353,689		2,362,874
Other (income)		(6,314)		(11,712)		(10,807)
Interest expense		115,318		226,640		228,035
Investment expense (income)		(3,916)		4,465		182

Loss from continuing operations before income taxes		(50,722)		(231,976)		(180,082)
Income tax provision (benefits)		2,200		10,055		9,039

Loss from continuing operations		$(52,922)		$(242,031)		$(189,121)

Loss per share from continuing operations (basic and diluted)	$		$		$

Average shares outstanding:
Basic and diluted

Other Data:
Adjusted EBITDA(1)				$367,465		$389,936

Balance Sheet Data (at period end):
Cash and equivalents			$788,895
Corporate borrowings			2,461,839
Other long-term liabilities			655,150
Capital and financing lease obligations			55,038
Stockholders' equity (default)			1,083,823
Total Assets			4,642,552
Operating Data (at period end):
Average screens—continuing operations(2)	5,146	5,138	5,155
Number of screens operated	5,317	5,511	5,317
Number of theatres operated	383	400	383
Screens per theatre	13.9	12.8	13.9
Attendance (in thousands)—continuing operations(2)	127,318	237,955	244,582

(1)
Adjusted EBITDA in this exhibit corresponds to "Annualized EBITDA" in our senior secured credit facility. See "—Covenant Compliance" for reconciliation of Adjusted EBITDA to loss from continuing operations. Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net earnings (loss), operating income or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA is presented giving pro forma effect to the NCM Transactions and the Holdings offering and does not purport to present our actual historical covenant compliance calculations. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

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includes estimated cost savings and operating synergies related to the Merger Transactions;

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does not include one-time transition expenditures that we anticipate we will need to incur to realize cost savings;

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does not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;

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does not reflect changes in, or cash requirements for, our working capital needs;

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does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debts;

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excludes tax payments that represent a reduction in cash available to us;

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does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

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does not reflect management fees that may be paid to the Sponsors in connection with or following the consummation of the Merger Transactions; and

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does not reflect the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facility may consider not to be indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash and non-recurring charges that are deducted in calculating net income. However, these are expenses that may recur, vary greatly and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes.

(2)
Includes consolidated theatres only.

Covenant Compliance

        Our senior secured credit facility requires us to maintain a net senior secured leverage ratio of no more than 3.25 to 1.0, calculated on a pro forma basis for the trailing four quarters (as determined under our senior secured credit facility) as long as the commitments under our revolving credit facility remain outstanding. Failure to comply with this covenant would result in an event of default under our senior secured credit facility unless waived by our revolving credit lenders, and in any event would likely limit our ability to borrow funds pursuant to our revolving credit facility. An event of default under our senior credit facility can result in the acceleration of our indebtedness under the facility, which in turn would result in an event of default and possible acceleration of indebtedness under our debt securities as well. In addition, our senior secured credit facility restricts our ability to take certain actions such as incurring additional debt or making certain acquisitions if we are unable to comply with our net senior secured leverage ratio covenant or, in the case of additional debt, maintain an Adjusted EBITDA to consolidated interest expense ratio of at least 2.0 to 1.0 and a senior leverage ratio of no more than 3.25 to 1.0 after giving pro forma effect (as determined under our senior secured credit facility) to the debt incurrence or acquisition, as the case may be. Failure to comply with these covenants would result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions. As our failure to comply with the covenants described above can, at best, limit our ability to incur debt or grow our company and, at worst, cause us to go into default under the agreements governing our indebtedness, management believes that our senior secured credit facility and these covenants are material to us. As of September 28, 2006, we were in compliance with the covenants described above.

        Pro forma Adjusted EBITDA is defined in our senior secured credit facility as loss from continuing operations, as adjusted for the items summarized in the table below. Consolidated interest expense is defined in our senior secured credit facility as interest expense excluding, among other things, the amortization of fees and expenses incurred in connection with the Merger Transactions, as well as the amortization of fees and expenses associated with certain investment and financing transactions and certain payments made in respect of operating leases, as described in the definition of consolidated interest expense, less interest income for the applicable period.

        Adjusted EBITDA is not a measurement of our financial performance or liquidity under U.S. GAAP and should not be considered as an alternative to loss from continuing operations, operating income or any other performance measures derived in accordance with U.S. GAAP. Consolidated interest expense as defined in our senior secured credit facility should not be considered an alternative to U.S. GAAP interest expense. Adjusted EBITDA includes estimated annual cost savings initiatives that we expect to achieve in connection with the Mergers as a result of actions that we have taken during the first six months following completion of the Mergers and which we anticipate we will fully realize over the 18 months following the completion of the Mergers. See "—The Merger Transactions." However, Adjusted EBITDA does not take into account the $29.9 million in one-time transition expenditures that we have incurred or anticipate that we will need to incur during this period in order to realize these cost savings. The adjustments set forth below reflecting estimated cost savings and operating synergies do not qualify as pro forma adjustments under Regulation S-X promulgated under the Securities Act and constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995, as amended. Actual results may differ materially from those reflected due to a number of factors, including without limitation, (i) an inability to consolidate facilities, (ii) an inability to reduce headcount and (iii) an inability to terminate certain contracts.

	Pro Forma
	52 Weeks Ended March 30, 2006	52 Weeks Ended September 28, 2006
	(thousands of dollars, except operating data)
Calculation of Adjusted EBITDA:
Loss from continuing operations	$(242,031)		$(189,121)
Income tax provision (benefit)	10,055		9,039
Investment expense	4,465		182
Interest expense	226,640		228,035
Other expense (income)	(1,045)		1,247
Disposition of assets and other (gains)/losses	(1,300)		(10,189)
Depreciation and amortization	262,764		259,873
Impairment charge	11,974		11,974
Restructuring charge	3,980		72
Theatre and other closure expense	601		7,331
Pre-opening expense	10,635		13,354
Stock-based compensation expense	1,319		2,217
Merger and acquisition costs	18,059		17,901

Subtotal	$306,116		$351,915

Non-cash items and other	249		$729
Deferred rent	(3,894)		(4,259)
Gain on sale of investments	221		(183)
Gain on disposition of assets	365		1,792
Litigation and insurance recoveries	3,621		10,826
Income from equity investments	4,932		2,357
Closed/Disposed theatre contribution	3,937		2,800
Opened theatre contribution	6,102		4,143
Cost savings initiatives:
Administrative salaries, bonuses, occupancy expenses and other administrative expenses(1)	26,338		11,392
Newspaper and other advertising expenses(2)	9,492		4,105
Vendor based contract savings for concession and other costs(3)	5,283		2,285
Theatre level salaries and bonuses(4)	4,703		2,034

Adjusted EBITDA(5)	$367,465		$389,936

Net senior secured indebtedness(6)		$
Net senior secured leverage ratio(7)
Senior indebtedness(8)			$1,252,163
Senior leverage ratio(9)			3.21
Consolidated interest expense(10)			$190,063
Adjusted EBITDA Ratio(11)			2.05

(1)
Represents (i) cost savings related to the elimination of duplicative overhead costs, including staffing and other administrative expenses, and (ii) real estate related savings for the closure of duplicative facilities, both of which are substantially complete.

(2)
Represents (i) costs associated with duplicative advertising in markets in which AMCE and Loews have overlapping operations, including New York City, Dallas, Seattle, Washington, D.C., Detroit, Cleveland, Orlando and Philadelphia, (ii) the realization of savings from our combined purchasing power for various advertising services and (iii) the elimination of other redundant advertising spending, such as the elimination of duplicative websites. We have eliminated these costs since the completion of the Mergers.

(3)
Represents the difference between AMCE's and Loews' contractual payment rates to certain vendors to our theatres. We have incorporated Loews' operations within AMCE's national corporate contracts for these items since the completion of the Mergers.

(4)
Represents the savings achieved through alignment of theatre pay level and staffing practices and implementing best practices used by each of AMCE and Loews with respect to staffing.

(5)
See footnote (1) on page 12 for more information on Adjusted EBITDA.

(6)
The senior secured credit facility defines net senior secured indebtedness as consolidated secured indebtedness for borrowed money other than any capital lease obligations, net of cash and cash equivalents. Net senior secured indebtedness reflected in the table consists primarily of borrowings under the senior secured credit facility and also includes cash anticipated to be realized from the NCM Transactions.

(7)
The senior secured credit facility defines the net senior secured leverage ratio as the ratio of net senior secured indebtedness to Adjusted EBITDA for the trailing four fiscal quarters on a pro forma basis (as defined in the senior secured credit facility).

(8)
The senior secured credit facility defines senior indebtedness as consolidated indebtedness for borrowed money that is not expressly subordinate or junior indebtedness.

(9)
The senior secured credit facility defines the senior leverage ratio as the ratio of senior indebtedness to Adjusted EBITDA for the trailing four fiscal quarters on a pro forma basis (as defined in the senior secured credit facility).

(10)
The senior secured credit facility defines consolidated interest expense as interest expense excluding, among other things, the amortization of fees and expenses incurred in connection with the Merger Transactions, as well as the amortization of fees and expenses associated with certain investment and financing transactions and certain payments made in respect of operating leases, as described in the definition of consolidated interest expense, less interest income for the applicable period.

(11)
The senior secured credit facility defines the Adjusted EBITDA Ratio as the ratio of Adjusted EBITDA to consolidated interest expense for the trailing four fiscal quarters on a pro forma basis (as defined in the senior secured credit facility).

RISK FACTORS

Risks Related to Our Business

Our substantial debt could adversely affect our operations and prevent us from satisfying our obligations under our debt obligations.

        We have a significant amount of debt. As of September 28, 2006, on a pro forma basis, we had $2,516.9 million of outstanding indebtedness. In addition, as of September 28, 2006, on a pro forma basis, $177.5 million was available for borrowing as additional senior debt under our senior secured credit facility. As of September 28, 2006, on a pro forma basis, our subsidiaries had approximately $5.0 billion of undiscounted rental payments under operating leases (with initial base terms of between 15 and 20 years).

        The amount of our indebtedness and lease and other financial obligations could have important consequences to you. For example, it could:

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  limit our ability to obtain additional financing in the future for working capital, capital expenditures, dividend payments, acquisitions, general corporate purposes or other purposes;

  •
  require us to dedicate a substantial portion of our cash flow from operations to the payment of lease rentals and principal and interest on our indebtedness, thereby reducing the funds available to us for operations and any future business opportunities;

  •
  limit our planning flexibility for, or ability to react to, changes in our business and the industry; and

  •
  place us at a competitive disadvantage with competitors who may have less indebtedness and other obligations or greater access to financing.

        If we fail to make any required payment under our senior secured credit facility or to comply with any of the financial and operating covenants contained therein, we would be in default. Lenders under our senior secured credit facility could then vote to accelerate the maturity of the indebtedness under the senior secured credit facility and foreclose upon the stock and personal property of our subsidiaries that is pledged to secure the senior secured credit facility. Other creditors might then accelerate other indebtedness. If the lenders under the senior secured credit facility accelerate the maturity of the indebtedness thereunder, we might not have sufficient assets to satisfy our obligations under the senior secured credit facility or our other indebtedness.

        Our indebtedness under our senior secured credit facility bears interest at rates that fluctuate with changes in certain prevailing interest rates (although, subject to certain conditions, such rates may be fixed for certain periods). If interest rates increase, we may be unable to meet our debt service obligations under our senior secured credit facility and other indebtedness.

We have had significant financial losses in recent years.

        AMC Entertainment has reported net losses in each of the last nine fiscal years. AMC Entertainment's cumulative net losses for the period were approximately $508.0 million. Our loss from continuing operations on a pro forma basis for the 52 weeks ended March 30, 2006 was $242.0 million, and our loss from continuing operations for the 26 weeks ended September 28, 2006 was $52.9 million. If we continue to experience such losses, we may be unable to meet our payment obligations while attempting to expand our circuit and withstand competitive pressures or adverse economic conditions.

We face significant competition for new theatre sites, and we may not be able to build or acquire theatres on terms favorable to us.

        We anticipate significant competition from other exhibition companies and financial buyers when trying to acquire theatres, and there can be no assurance that we will be able to acquire such theatres at reasonable prices or on favorable terms. Moreover, some of these possible buyers may be stronger financially than we are. In addition, given our size and market share, as well as our recent experiences with the Antitrust Division of the United States Department of Justice in connection with the Mergers and prior acquisitions, we may be required to dispose of theatres in connection with future acquisitions that we make. As a result of the foregoing, we may not succeed in acquiring theatres or may have to pay more than we would prefer to make an acquisition.

Acquiring or expanding existing circuits and theatres may require additional financing, and we cannot be certain that we will be able to obtain new financing on favorable terms, or at all.

        We estimate that, on a pro forma basis, our net capital expenditures aggregated approximately $151.0 million (net of proceeds from proposed sale/leaseback transactions of approximately $35 million) in fiscal 2006, $64.1 million in the first 26 weeks of fiscal 2007 and will aggregate to approximately $143.0 million for full fiscal 2007. Actual capital expenditures in fiscal 2007 may differ materially from our estimates. We may have to seek additional financing or issue additional securities to fully implement our growth strategy. We cannot be certain that we will be able to obtain new financing on favorable terms, or at all. In addition, covenants under our existing indebtedness limit our ability to incur additional indebtedness, and the performance of any additional theatres may not be sufficient to service the related indebtedness that we are permitted to incur.

The agreements governing our indebtedness contain covenants that may limit our ability to take advantage of certain business opportunities advantageous to us.

        The agreements governing our indebtedness contain various covenants that limit our ability to, among other things:

  •
  incur or guarantee additional indebtedness;

  •
  pay dividends or make other distributions to our shareholders;

  •
  make restricted payments;

  •
  incur liens;

  •
  engage in transactions with affiliates; and

  •
  enter into business combinations.

        These restrictions could limit our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand economic downturns in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise.

        Although the indentures for our notes contain a fixed charge coverage test that limits our ability to incur indebtedness, this limitation is subject to a number of significant exceptions and qualifications. Moreover, the indentures do not impose any limitation on our incurrence of capital or finance lease obligations or liabilities that are not considered "Indebtedness" under the indentures (such as operating leases), nor do they impose any limitation on the amount of liabilities incurred by subsidiaries, if any, that might be designated as "unrestricted subsidiaries," which are subsidiaries that we designate, which are not subject to the restrictive covenants contained in the indentures governing our notes. Furthermore, there are no restrictions in the indentures on our ability to invest in other entities (including unaffiliated entities) and no restrictions on the ability of our subsidiaries to enter into agreements restricting their ability to pay dividends or otherwise transfer funds to us. Also, although the indentures limit our ability to make restricted payments, these restrictions are subject to significant exceptions and qualifications.

We may not generate sufficient cash flow from our theatre acquisitions to service our indebtedness.

        In any acquisition, we expect to benefit from cost savings through, for example, the reduction of overhead and theatre level costs, and from revenue enhancements resulting from the acquisition. However, there can be no assurance that we will be able to generate sufficient cash flow from these acquisitions to service any indebtedness incurred to finance such acquisitions or realize any other anticipated benefits. Nor can there be any assurance that our profitability will be improved by any one or more acquisitions. Any acquisition may involve operating risks, such as:

  •
  the difficulty of assimilating and integrating the acquired operations and personnel into our current business;

  •
  the potential disruption of our ongoing business;

  •
  the diversion of management's attention and other resources;

  •
  the possible inability of management to maintain uniform standards, controls, procedures and policies;

  •
  the risks of entering markets in which we have little or no experience;

  •
  the potential impairment of relationships with employees;

  •
  the possibility that any liabilities we may incur or assume may prove to be more burdensome than anticipated; and

  •
  the possibility that the acquired theatres do not perform as expected.

If our cash flows prove inadequate to service our debt and provide for our other obligations, we may be required to refinance all or a portion of our existing debt or future debt at terms unfavorable to us.

        Our ability to make payments on and refinance our debt and other financial obligations, and to fund our capital expenditures and acquisitions will depend on our ability to generate substantial operating cash flow. This will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond our control. In addition, our notes require us to repay or refinance those notes when they come due. If our cash flows were to prove inadequate to meet our debt service, rental and other obligations in the future, we may be required to refinance all or a portion of our existing or future debt, on or before maturity, to sell assets or to obtain additional financing. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facility, sell any such assets or obtain additional financing on commercially reasonable terms or at all.

        The terms of the agreements governing our indebtedness do not prohibit us from incurring additional indebtedness. If we are in compliance with the financial covenants set forth in the senior secured credit facility and our other outstanding debt instruments, we may be able to incur substantial additional indebtedness. If we incur additional indebtedness, the related risks that we face may intensify.

Optimizing our theatre circuit through new construction is subject to delay and unanticipated costs.

        The availability of attractive site locations is subject to various factors that are beyond our control. These factors include:

  •
  local conditions, such as scarcity of space or increase in demand for real estate, demographic changes and changes in zoning and tax laws; and

  •
  competition for site locations from both theatre companies and other businesses.

        In addition, we typically require 18 to 24 months in the United States and Canada from the time we identify a site to the opening of the theatre. We may also experience cost overruns from delays or other unanticipated costs. Furthermore, these new sites may not perform to our expectations.

Our investment in and revenues from NCM may be negatively impacted by the competitive environment in which NCM operates.

        We maintain an investment in NCM. NCM's in-theatre advertising operations compete with other cinema advertising companies and other advertising mediums including, most notably, television, newspaper, radio and the Internet. There can be no guarantee that in-theatre advertising will continue to attract major advertisers or that NCM's in-theatre advertising format will be favorably received by the theater-going public. If NCM is unable to generate expected sales of advertising, it may not maintain the level of profitability we hope to achieve, its results of operations may be adversely affected and our investment in and revenues from NCM may be adversely impacted.

We may suffer future impairment losses and lease termination charges.

        The opening of large megaplexes by us and certain of our competitors has drawn audiences away from some of our older, multiplex theatres. In addition, demographic changes and competitive pressures have caused some of our theatres to become unprofitable. As a result, we may have to close certain theatres or recognize impairment losses related to the decrease in value of particular theatres. We review long-lived assets, including intangibles, for impairment as part of our annual budgeting process and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. We recognized non-cash impairment losses in 1996 and in each fiscal year thereafter except for 2005. AMC Entertainment's impairment losses from continuing operations over this period aggregated to $188.1 million. Loews' impairment losses aggregated $4 million in the period since it emerged from bankruptcy in 2002. Beginning fiscal 1999 through March 30, 2006, AMC Entertainment also incurred lease termination charges aggregating $67.9 million. Historically, Loews has not incurred lease termination charges on its theatres that were disposed of or closed. Deterioration in the performance of our theatres could require us to recognize additional impairment losses and close additional theatres.

Our international and Canadian operations are subject to fluctuating currency values.

        We own, operate or have interests in megaplexes in Canada, Mexico, Argentina, Brazil, Chile, Uruguay, China (Hong Kong), France, Spain and the United Kingdom. Because the results of operations and the financial position of Cinemex and our other foreign operations, including our foreign joint ventures, are reported in their respective local currencies and then translated into U.S. dollars at the applicable exchange rates for inclusion in our consolidated financial statements, our financial results are impacted by currency fluctuations between the dollar and those local currencies. During the 52 weeks ended March 30, 2006, revenues from our theatre operations outside the United States accounted for 8% of our total revenues and 8% of our total revenues during the 26 weeks ended September 28, 2006. As a result of our international operations, we have risks from fluctuating currency values. As of September 28, 2006, a 10% fluctuation in the value of the United States dollar against all foreign currencies of countries where we currently operate theatres would either increase or decrease loss before income taxes and accumulated other comprehensive loss by approximately $0.3 million and $44.0 million, respectively. We do not currently hedge against foreign currency exchange rate risk.

Attendance levels at our international theatres depend on the market for local language films, and we sometimes have been unable to obtain the films we want for our theatres in certain foreign markets.

        Consumers in international markets may be less inclined to spend their leisure time attending movies than consumers in the United States and Canada. The fact that a movie produced in the United States and targeted at U.S. audiences is successful in the United States does not necessarily mean that it will be successful internationally. In addition, there is generally a smaller market for local language films, and the overall supply of these films may not be adequate to generate a sufficient attendance level at our international theatres. As a result of such factors, attendance levels at some of our foreign theatres may not be sufficient to permit us to operate them on a positive cash flow basis. In addition, because of existing relationships between distributors and other theatre owners, we sometimes have been unable to obtain the films we want for our theatres in certain foreign markets. As a result of these factors, attendance at some of our international theatres may not be sufficient to permit us to operate them profitably.

Our international theatres are subject to local industry structure and regulatory and trade practices, which may adversely affect our ability to operate at a profit.

        Risks unique to local markets include:

  •
  unexpected changes in tariffs and other trade barriers;

  •
  changes in foreign government regulations;

  •
  inflation;

  •
  price, wage and exchange controls;

  •
  reduced protection for intellectual property rights in some countries;

  •
  licensing requirements;

  •
  potential adverse tax consequences; and

  •
  uncertain political and economic environments.

        Such risks may limit or disrupt motion picture exhibition and markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property by nationalization or appropriation without fair compensation and may adversely affect our ability to expand internationally.

We must comply with the ADA, which could entail significant cost.

        Our theatres must comply with Title III of the Americans with Disabilities Act of 1990, or ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, an award of damages to private litigants or additional capital expenditures to remedy such noncompliance.

        On January 29, 1999, the Department of Justice, or the Department, filed suit alleging that AMCE's stadium-style theatres violate the ADA and related regulations. On December 5, 2003, the trial court entered a consent order and final judgment under which AMCE agreed to remedy certain violations at twelve of its stadium-style theatres and to survey and make required betterments for its patrons with disabilities at its stadium-style theatres and at certain theatres it may open in the future. On January 10, 2006, the trial court ruled in favor of the Department. Currently AMCE estimates that these betterments will be required at approximately 140 stadium-style theatres. AMCE estimates that the total cost of these betterments will be $47.5 million, which is expected to be incurred over the remaining term of the consent order of 2.5 years. Through September 28, 2006 AMCE has incurred approximately $9.3 million of these costs. AMCE has appealed the trial court's order to the Ninth Circuit Court of Appeals and both parties have filed their briefs.

We will not be required to evaluate our internal controls over financial reporting under the standards required by Section 404 of the Sarbanes-Oxley Act of 2002 until our fiscal year ending in March 2008.

        We will not be subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 until our fiscal year ending in March 2008. Section 404 requires management of a reporting company to annually review, assess and disclose the effectiveness of a company's internal controls over financial reporting and to provide an attestation by an independent registered public accounting firm, which addresses such assessments. We do not expect to be subject to the formal requirements of Section 404 until our fiscal year ending in March 2008. Nevertheless, as a result of our disclosures in the past, we would undertake to notify investors of any changes to our internals controls, including any identification of a material weakness in those internal controls.

We are party to significant litigation.

        We are subject to a number of legal proceedings and claims that arise in the ordinary course of our business. We cannot be assured that we will succeed in defending any claims, that judgments will not be entered against us with respect to any litigation or that reserves we may set aside will be adequate to cover any such judgments. If any of these actions or proceedings against us is successful, we may be subject to significant damages awards. In addition, we are the plaintiff in a number of material lawsuits in which we seek the recovery of substantial payments. We are incurring significant legal fees in prosecuting these lawsuits, and we may not ultimately prevail in such lawsuits or be able to collect on such judgments if we do. In addition, the defense and prosecution of these claims divert the attention of our management and other personnel for significant periods of time.

We may be subject to liability under environmental laws and regulations.

        We own and operate facilities throughout the United States and in several foreign countries and are subject to the environmental laws and regulations of those jurisdictions, particularly laws governing the cleanup of hazardous materials and the management of properties. We might in the future be required to participate in the cleanup of a property that we own or lease, or at which we have been alleged to have disposed of hazardous materials from one of our facilities. In certain circumstances, we might be solely responsible for any such liability under environmental laws, and such claims could be material.

Our loss of key management personnel or our inability to hire and retain skilled employees at our theatres could adversely affect our business.

        Our success is dependent in part on the efforts of key members of our management team. In particular, Mr. Peter C. Brown, our chairman and chief executive officer, has substantial experience and expertise in the theatrical exhibition industry and has made significant contributions to our growth and success. The loss of Mr. Brown's services or the services of other key members of our management team could materially adversely affect our business, financial condition, results of operations or prospects.

        In addition, competition for skilled professionals is intense. The loss of any of these professionals or the inability to recruit these individuals in our markets could adversely affect our ability to operate our business efficiently and profitably and could harm our ability to maintain our desired levels of service.

We may suffer material losses or damages, or be required to make material payments on existing lease and other guaranty obligations, concerning entities, businesses and assets we no longer own as a result of the disposition by Loews of its Canadian and German film exhibition operations prior to the Mergers, and we may not be able to collect on indemnities from the purchaser of our Canadian and German film exhibition operations in order to satisfy these losses, damages or payments.

        We may suffer losses or damages as a result of claims asserted by third parties relating to the Canadian and German entities which Loews no longer owns as a result of dispositions by Loews prior to the Mergers. While we cannot predict at this time what claims third parties may potentially assert against us, or the frequency or magnitude of such claims, such claims may include matters related to Loews' former ownership and operation of the Canadian and German entities and their respective businesses or assets (including matters related to the initial public offering of the Cineplex Galaxy Income Fund in Canada). In addition, Loews has guaranteed certain real property leases for theatres located in Canada and in Germany which Loews no longer owns following the Loews transactions. The Canadian leases are long-term leases and contain options for additional terms which, if exercised, could extend the leases for substantial additional periods.

        Under a purchase agreement for the Canadian transfer, Loews' former investors have indemnified Loews for certain potential liabilities in connection with the sale of its Canadian and German entities, which indemnity is guaranteed by Cineplex Odeon Corporation, or COC, which was Loews' wholly-owned Canadian subsidiary, prior to its sale. It also contains provisions intended to restrict the activities of the purchaser of Canadian operations and COC and to cause the indemnifying party and COC collectively to hold a specified amount of assets. However, there can be no assurance that the assets available to satisfy these obligations will be sufficient. Accordingly, we may suffer damages or losses, or be required to make payments on outstanding guaranties, for which we may not be made whole under the indemnity. Such damages or losses, or required payments, may have a material adverse effect on our business, assets and results of operations.

        We also often remain secondarily obligated for lease payments in the event the acquiring entity does not perform under its obligations for theaters we are divesting of, including the theatres required to be divested by us by the U.S. Department of Justice and state attorneys general, in conjunction with the Loews merger.

We may not be able to generate additional ancillary revenues.

        We intend to continue to pursue ancillary revenue opportunities such as advertising, promotions and alternative uses of our theatres during non-peak hours. Our ability to achieve our business objectives may depend in part on our success in increasing these revenue streams. Some of our domestic competitors have stated that they intend to make significant capital investments in digital advertising delivery, and the success of this delivery system could make it more difficult for us to compete for advertising revenue. In addition, in March 2005, we contributed our cinema screen advertising business to NCM. As such, although we currently retain three board seats in NCM, we do not control this business, and therefore do not control our revenues attributable to cinema screen advertising. We cannot assure you that we will be able to effectively generate additional ancillary revenue and our inability to do so could have an adverse effect on our business and results of operations. Further, we cannot assure you that, as contemplated by the NCM Transactions, we will be able to amend our existing services agreement with NCM to extend the term and to provide for the payment to us of a monthly theatre access fee and a quarterly distribution of excess cash. See "Introduction—Recent Developments."

Risks Related to Our Industry

We depend on motion picture production and performance.

        Our ability to operate successfully depends upon the availability, diversity and appeal of motion pictures, our ability to license motion pictures and the performance of such motion pictures in our markets. We mostly license first-run motion pictures, the success of which have increasingly depended on the marketing efforts of the major studios. Poor performance of, or any disruption in the production of (including by reason of a strike) these motion pictures, or a reduction in the marketing efforts of the major studios, could hurt our business and results of operations. In addition, a change in the type and breadth of movies offered by studios may adversely affect the demographic base of moviegoers.

We have no control over distributors of the films and our business may be adversely affected if our access to motion pictures is limited or delayed.

        We rely on distributors of motion pictures, over whom we have no control, for the films that we exhibit. Major motion picture distributors are required by law to offer and license film to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis. Our business depends on maintaining good relations with these distributors, as this affects our ability to negotiate commercially favorable licensing terms for first-run films or to obtain licenses at all. Our business may be adversely affected if our access to motion pictures is limited or delayed because of a deterioration in our relationships with one or more distributors or for some other reason. To the extent that we are unable to license a popular film for exhibition in our theatres, our operating results may be adversely affected.

We are subject, at times, to intense competition.

        Our theatres are subject to varying degrees of competition in the geographic areas in which we operate. Competitors may be national circuits, regional circuits or smaller independent exhibitors. Competition among theatre exhibition companies is often intense with respect to the following factors:

  •
  Attracting patrons.    The competition for patrons is dependent upon factors such as the availability of popular motion pictures, the location and number of theatres and screens in a market, the comfort and quality of the theatres and pricing. Many of our competitors have sought to increase the number of screens that they operate. Competitors have built or may be planning to build theatres in certain areas where we operate, which could result in excess capacity and increased competition for patrons.

  •
  Licensing motion pictures.    We believe that the principal competitive factors with respect to film licensing include licensing terms, number of seats and screens available for a particular picture, revenue potential and the location and condition of an exhibitor's theatres.

  •
  Low barriers to entry.    We must compete with exhibitors and others in our efforts to locate and acquire attractive sites for our theatres. In areas where real estate is readily available, there are few barriers to entry that prevent a competing exhibitor from opening a theatre near one of our theatres.

        The theatrical exhibition industry also faces competition from other forms of out-of-home entertainment, such as concerts, amusement parks and sporting events and from other distribution channels for filmed entertainment, such as cable television, pay per view and home video systems and from other forms of in-home entertainment.

Industry-wide screen growth has affected and may continue to affect the performance of some of our theatres.

        In recent years, theatrical exhibition companies have emphasized the development of large megaplexes, some of which have as many as 30 screens in a single theatre. The industry-wide strategy of aggressively building megaplexes generated significant competition and rendered many older, multiplex theatres obsolete more rapidly than expected. Many of these theatres are under long-term lease commitments that make closing them financially burdensome, and some companies have elected to continue operating them notwithstanding their lack of profitability. In other instances, because theatres are typically limited use design facilities, or for other reasons, landlords have been willing to make rent concessions to keep them open. In recent years many older theatres that had closed are being reopened by small theatre operators and in some instances by sole proprietors that are able to negotiate significant rent and other concessions from landlords. As a result, there has been growth in the number of screens in the U.S. and Canadian exhibition industry. This has affected and may continue to affect the performance of some of our theatres.

An increase in the use of alternative film delivery methods or other forms of entertainment may drive down our attendance and limit our ticket prices.

        We compete with other movie delivery methods, including network, cable and satellite television, DVDs and video cassettes, as well as video-on-demand, pay-per-view services and downloads via the Internet. We also compete for the public's leisure time and disposable income with other forms of entertainment, including sporting events, live music concerts, live theatre and restaurants. An increase in the popularity of these alternative film delivery methods and other forms of entertainment could reduce attendance at our theatres, limit the prices we can charge for admission and materially adversely affect our business and results of operations.

General political, social and economic conditions can reduce our attendance.

        Our success depends on general political, social and economic conditions and the willingness of consumers to spend money at movie theatres. If going to motion pictures becomes less popular or consumers spend less on concessions, which accounted for 27% of AMC Entertainment's revenues in fiscal 2006, our operations could be adversely affected. In addition, our operations could be adversely affected if consumers' discretionary income falls as a result of an economic downturn. Political events, such as terrorist attacks, could cause people to avoid our theatres or other public places where large crowds are in attendance.

Industry-wide conversion to electronic-based media may increase our costs.

        The industry is in the early stages of conversion from film-based media to electronic-based media. There are a variety of constituencies associated with this anticipated change that may significantly impact industry participants, including content providers, distributors, equipment providers and venue operators. While content providers and distributors have indicated they would bear the costs of this change, there can be no assurance that we will have access to adequate capital to finance the conversion costs associated with this potential change should the conversion process rapidly accelerate or the content providers and distributors elect to not bear the related costs. Furthermore, it is impossible to accurately predict how the roles and allocation of costs between various industry participants will change if the industry changes from physical media to electronic media.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        We derived the following unaudited pro forma condensed consolidated financial information by applying pro forma adjustments attributable to the Merger Transactions, the NCM Transactions and the Holdings offering to Holdings' and LCE Holdings' historical consolidated financial statements included in this exhibit. The unaudited pro forma condensed consolidated statements of operations data for the 26 weeks ended September 28, 2006, the 52 weeks ended March 30, 2006 and the 52 weeks ended September 28, 2006 give effect to the Merger Transactions, the NCM Transactions and the Holdings offering as if they had each occurred on April 1, 2005. The unaudited pro forma condensed consolidated balance sheet data gives effect to the NCM Transactions and the Holdings offering as if they had occurred on September 28, 2006. We have included pro forma financial information for 52 weeks ended September 28, 2006 because we believe that this information provides meaningful financial data about our company's performance after completion of the Merger Transactions in January 2006. In addition, our senior secured credit facility requires us to measure compliance with certain quarterly financial covenants on a trailing twelve month basis. See "—Covenant Compliance." We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated financial information.

        The Merger Transactions:    In January 2006, Holdings merged with LCE Holdings, the parent of Loews, with Holdings continuing as the holding company for the merged businesses, and Loews merged with and into AMC Entertainment, with AMC Entertainment continuing after the merger. Operating results of the acquired theatres are included in our consolidated statements of operations from January 26, 2006.

        Concurrently with the closing of the Mergers, we entered into the following financing transactions: (1) our new senior secured credit facility, consisting of a $650.0 million term loan facility and a $200.0 million revolving credit facility; (2) the issuance by AMCE of $325.0 million in aggregate principal amount of 11% senior subordinated notes due 2016; (3) the termination of AMC Entertainment's existing senior secured credit facility, under which no amounts were outstanding, and the repayment of all outstanding amounts under Loews' existing senior secured credit facility and the termination of all commitments thereunder; and (4) the completion of the tender offer and consent solicitation for all $315.0 million aggregate principal amount of Loews' 9.0% senior subordinated notes due 2014.

        We refer collectively to the Mergers, the consummation of the financing transactions described above and certain related divestitures as the "Merger Transactions."

        The NCM Transaction:    NCM is a cinema screen advertising venture representing approximately 13,000 U.S. and Canadian theatre screens (of which approximately 11,000 are equipped with digital projection capabilities) and reaching over 500 million movie guests annually. NCM is jointly owned by Holdings, Cinemark and Regal. In March 2005, we contributed our cinema screen advertising business to NCM. As of September 28, 2006, we had a 29% interest in NCM which we accounted for using the equity method. On January 25, 2007, NCM, Inc, a newly formed entity that will serve as the sole manager of NCM, filed Amendment No. 5 to its Registration Statement on Form S-1 with the SEC for an IPO of up to $840 million of its common stock. Net proceeds from NCM, Inc.'s IPO will be used to acquire newly issued equity interests from NCM and NCM will distribute the net proceeds to us, Cinemark and Regal on a pro rata basis in connection with modifying payment obligations for extended access to our theatres. In connection with the completion of NCM, Inc.'s IPO, NCM also intends to borrow approximately $725 million under a new senior credit facility, which will be used to redeem preferred units to be held by each of us, Cinemark and Regal on a pro rata basis pursuant to a recapitalization of NCM prior to completion of NCM, Inc.'s IPO. We expect to receive proceeds from NCM Inc.'s IPO and the redemption of our preferred units upon completion of such transactions of approximately $466.7 million. We are still evaluating our use of proceeds from these transactions, which may include the repayment of certain of our indebtedness. However, we have not yet determined which of our indebtedness we may repay, and we may decide to use these proceeds for a purpose other than the repayment of our indebtedness.

        In connection with the completion of NCM, Inc.'s IPO, we will amend and restate our existing services agreement with NCM whereby in exchange for our pro rata share of the proceeds from NCM, Inc.'s IPO and redemption of our preferred units, we will agree to a modification of NCM's payment obligation under the existing agreement. The modification will extend the term of the agreement to 30 years, provide NCM with a five year right of first refusal for the services beginning one year prior to the end of the term and change the basis upon which we are paid by NCM from a percentage of revenues associated with advertising contracts entered into by NCM to a monthly theatre access fee. The theatre access fee would be composed of a fixed payment per patron and a fixed payment per digital screen, which would increase by 8% every five years starting at the end of fiscal 2011 for payments per patron and by 5% annually starting at the end of fiscal 2007 for payments per digital screen. Additionally, we will enter into the Loews Screen Integration Agreement with NCM pursuant to which we will pay NCM an amount that approximates the EBITDA that NCM would generate if it were able to sell advertising in the Loews theatre chain on an exclusive basis commencing upon the completion of NCM, Inc.'s IPO, and NCM will issue to us common membership units in NCM increasing our expected ownership interest to approximately 33.7%; such Loews payments will be made quarterly until May 2008. Also, with respect to any on-screen advertising time provided to our beverage concessionaire, we would be required to purchase such time from NCM at a negotiated rate. In addition, after completion of NCM, Inc.'s IPO, we expect to receive mandatory quarterly distributions of excess cash from NCM.

        The Holdings Offering:    Immediately prior to consummating the Holdings offering, Holdings intends to reclassify each share of its existing Class A common stock, Class N common stock and Class L common stock. Pursuant to the reclassification, each holder of shares of Class A common stock, Class N common stock and Class L common stock will receive            shares of common stock for one share of Class A common stock, Class L common stock or Class N common stock. Upon completion of the Holdings offering, Holdings will change its name to AMC Entertainment, Inc.

        Currently, investment vehicles controlled by the Sponsors and management hold 100% of Holdings' outstanding common stock. After giving effect to the sale by our Sponsors of shares of Holdings' common stock in the Holdings offering, the Sponsors will continue to hold            shares of Holdings' common stock, representing approximately            % of Holdings' outstanding common stock.

        We will not receive any of the proceeds from the sale of            shares of common stock offered by the selling stockholders in the Holdings offering, including if the underwriters exercise their option to purchase additional shares. Pursuant to the Amended and Restated Fee Agreement, upon consummation of the Holdings offering, the Sponsors will receive an automatic fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement. We estimate that our aggregate payment to the Sponsors would have been $40.9 million had the Holdings offering occurred on September 28, 2006.

        Yelmo Disposition:    On December 15, 2006, we sold our equity method investment in Yelmo for $52.1 million. The sale of our investment in Yelmo has triggered discontinued operations classification for our previous sale of theatres in Spain and Portugal as we no longer have continuing involvement in this region. We have reclassified the results of operations for the Spain & Portugal theaters from continuing operations and have reclassified losses recorded related to our investment in Yelmo in our unaudited pro forma condensed consolidated financial information included elsewhere in this exhibit.

        The unaudited pro forma condensed consolidated financial information is for illustrative and informational purpose only and should not be considered indicative of the results that would have been achieved had the transactions been consummated on the dates or for the periods indicated and do not purport to represent consolidated balance sheet data or statement of operations data or other financial data as of any future date or any future period.

MARQUEE HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 28, 2006

(dollars in thousands)

	As of September 28, 2006
	Holdings Historical	NCM Pro Forma Adjustments		Holdings Pro Forma for NCM Transaction	Holdings IPO & Yelmo Pro Forma Adjustments		Holdings Pro Forma IPO & NCM Transactions
Assets
Cash and equivalents	$310,978	$231,308	(1)	$777,682	$(40,924	)(8)	$788,895
		169,657	(1)		52,137	(17)
		65,739	(1)
Current assets	90,921	—		90,921	—		90,921
Property, net	1,337,343	—		1,337,343	—		1,337,343
Intangible assets, net	253,400	—		253,400	—		253,400
Goodwill	2,095,399	(31,700	)(7)	2,063,699	(24,615	)(17)	2,039,084
Deferred income taxes	20,403	—		20,403	—		20,403
Equity investment-NCM	33,219	25,100	(2)	—	—		—
		111,338	(3)				—
		(169,657	)(4)				—
Other long-term assets	141,550	—		141,550	(29,044	)(17)	112,506

Total assets	$4,283,213	$401,785		$4,684,998	$(42,446)		$4,642,552

Liabilities and Stockholders' Equity
Current liabilities	$342,002	$25,100	(2)	$386,702	$—		$386,702
		19,600	(7)
Current maturities	39,864	—		39,864			39,864
Corporate borrowings:							—
12% Senior Discount Notes due 2014	217,453	—		217,453	—		217,453
9 1/2% Senior Subordinated Notes due 2011	217,688	—		217,688	—		217,688
9 7/8% Senior Subordinated Notes due 2012	186,937	—		186,937	—		186,937
8% Senior Subordinated Notes due 2014	298,709	—		298,709	—		298,709
11% Senior Subordinated Notes due 2016	325,000	—		325,000	—		325,000
9% Senior Subordinated Notes due 2016	—			—	—		—
8 5/8% Senior Fixed Rate Notes due 2012	250,000	—		250,000	—		250,000
Senior Floating Rate Notes due 2010	205,000	—		205,000	—		205,000
Senior Secured Term Loan Facility due 2012	640,250	—		640,250	—		640,250
Grupo Cinemex Term Loan	82,432	—		82,432	—		82,432
10% Mortgage Payable due 2007	2,115	—		2,115	—		2,115
Capital and financing lease obligations	51,429	—		51,429	—		51,429
Other long-term liabilities	423,842	231,308	(5)	655,150	—		655,150

Total liabilities	3,282,721	276,008		3,558,729	—		3,558,729
Stockholders' Equity
Common Stock	14	—		14	—		14
Additional paid-in capital	1,305,034	—		1,305,034	—		1,305,034
Accumulated other comprehensive loss	(16,227)	—		(16,227)	(1,522	)(17)	(17,749)
Accumulated deficit	(288,329)	111,338	(6)	(162,552)	(40,924	)(8)	(203,476)
		65,739	(6)
		(31,700	)(6)
		(19,600	)(6)

Stockholders' equity (deficit)	1,000,492	125,777		1,126,269	(42,446)		1,083,823

Total liabilities and Stockholders' Equity	$4,283,213	$401,785		$4,684,998	$(42,446)		$4,642,552

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

MARQUEE HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS

TWENTY-SIX WEEKS ENDED SEPTEMBER 28, 2006

(dollars in thousands except for per share data)

	Twenty-six weeks ended September 28, 2006
	Holdings Twenty-six Weeks Ended September 28, 2006 Historical	Holdings/LCE Holdings Merger Pro Forma Adjustments		NCM Pro Forma Adjustments		Holdings Pro Forma for LCE Holdings & NCM Transactions	Holdings IPO & Yelmo Pro Forma Adjustments		Holdings Pro Forma For IPO Transaction
Admissions	$862,105	$(10,792	)(10)	$—		$851,313	$(3,892	)(17)		$847,421
Concessions	359,081	(3,509	)(10)	—		355,572	(1,292	)(17)		354,280
Other	61,555	(767	)(10)	(14,241	)(15)	46,547	(172	)(17)		46,375

Total revenues	1,282,741	(15,068)		(14,241)		1,253,432	(5,356)			1,248,076
Cost of operations	811,748	(9,846	)(10)	8,175	(15)	810,077	(3,345	)(17)		806,732
Rent	225,482	(3,419	)(10)	—		222,063	(1,410	)(17)		220,653
							—			—
General and administrative:
M&A Costs	5,826	—		—		5,826	—			5,826
Management fee	2,500	—		—		2,500	(2,500	)(16)		—
Other	29,680	—		—		29,680	(50	)(17)		29,630
Preopening expense	3,129	—		—		3,129	—			3,129
Theatre and other closure expense	7,710	—		—		7,710	—			7,710
Restructuring charge	—	—		—		—	—			—
Depreciation and amortization	129,075	—		—		129,075	(545	)(17)		128,530
						—				—
Impairment of long-lived assets	—	—		—		—	—			—
Disposition of assets and other (gains)/losses	(8,500)	—		—		(8,500)	—			(8,500)

Total costs and expenses	1,206,650	(13,265)		8,175		1,201,560	(7,850)			1,193,710
Other expense	(6,314)	—		—		(6,314)	—			(6,314)
Interest expense	115,538	—		—		115,538	(220	)(17)		115,318
		—		—			—
							—			—
							—			—
Investment expense (income)	(3,609)	—		—		(3,609)	(307	)(17)		(3,916)

Total other expense	105,615	—		—		105,615	(527)			105,088

Earnings (loss) from continuing operations before income taxes	(29,524)	(1,803)		(22,416)		(53,743)	3,021			(50,722)
Income tax provision (benefit)	2,200	—		—		2,200	—			2,200

Loss from continuing operations	$(31,724)	$(1,803)		$(22,416)		$(55,943)	$3,021			$(52,922)

Loss per share from continuing operations	$(24.74)								$

Weighted Average Shares Outstanding	1,282.25

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

MARQUEE HOLDINGS INC
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FIFTY-TWO WEEKS ENDED MARCH 30, 2006
(DOLLARS IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)
(UNAUDITED)

	Fifty-two weeks ended March 30, 2006
	Holdings Fifty-two Weeks Ended March 30, 2006 Historical	LCE Holdings for the Three Months Ended June 30, 2005 Historical	LCE Holdings for the Three Months Ended September 30, 2005 Historical	LCE Holdings for the Three Months Ended December 31, 2005 Historical	LCE Holdings for the One Month Ended January 25, 2006 Historical	LCE Holdings Conforming Reclassification		LCE Holdings for the Ten Months Ended March 30, 2006 Pro Forma	Holdings/ LCE Holdings Merger Pro Forma Adjustments		Holdings Pro Forma for LCE Holdings	NCM Pro Forma Adjustments		Holdings Pro Forma for LCE Holdings & NCM Transactions	Holdings IPO & Yelmo Pro Forma Adjustments		Holdings Pro Forma For IPO Transaction
	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)
Admissions	$1,169,226	$143,736	$148,161	$152,849	$41,509	$—		$486,255	$(35,877	)(10)	$1,619,604	$—		$1,619,604	$(31,192	)(17)		$1,588,412
Concessions	466,679	61,467	61,635	64,586	17,046			204,734	(11,889	)(10)	659,524	—		659,524	(10,651	)(17)		648,873
Other	94,545	10,816	12,293	16,673	2,207			41,989	(2,939	)(10)	133,595	(28,045	)(15)	105,550	(1,729	)(17)		103,821

Total revenues	1,730,450	216,019	222,089	234,108	60,762	—		732,978	(50,705)		2,412,723	(28,045)		2,384,678	(43,572)			2,341,106
Cost of operations	1,125,369	172,588	173,868	175,362	42,942	(105,162	)(9)	459,598	(32,223	)(10)	1,552,744	15,405	(15)	1,568,149	(27,913	)(17)		1,540,236
Rent	341,301	—	—	—	11,591	98,931	(9)	110,522	(8,664 (1,810	)(10) )(11)	441,349	—		441,349	(11,423	)(17)		429,926
General and administrative:
M&A Costs	12,523	—	—	—	523	5,013	(9)	5,536	—		18,059	—		18,059	—			18,059
Management fee	2,000	—	—	—	333	2,997	(9)	3,330	(330	)(11)	5,000	—		5,000	(5,000	)(16)		—
Other	38,308	14,144	13,440	14,105	4,998	(8,010	)(9)	38,677	—		76,985	—		76,985	(171	)(17)		76,814
Pre-opening expense	6,607	—	—	—	165	3,863	(9)	4,028	—		10,635	—		10,635	—			10,635
Theatre and other closure expense	601	—	—	—	—	—		—	—		601	—		601	—			601
Restructuring charge	3,980	—	—	—	—	—		—	—		3,980	—		3,980	—			3,980
Depreciation and amortization	168,821	27,412	29,799	29,947	9,457	2,368	(9)	98,983	(3,957 3,691	)(10) (11)	267,538	— —		267,538 —	(4,774 —	)(17)		262,764 —
Impairment of long-lived assets	11,974							—			11,974			11,974	—			11,974
Disposition of assets and other (gains)/losses	(997)	199	960	(325)	(1,137)			(303)	—		(1,300)	—		(1,300)	—			(1,300)

Total costs and expenses	1,710,487	214,343	218,067	219,089	68,872	—		720,371	(43,293)		2,387,565	15,405		2,402,970	(49,281)			2,353,689
Other expense	(11,712)	—	—	—	—	—		—	—		(11,712)	—		(11,712)	—			(11,712)
Interest expense	144,988	20,692	20,723	21,598	6,316	—		69,329	70,200 2,187 (54,594 (3,592	(12) (12) )(12) )(12)	228,518	— — — —		228,518 — —	(1,878 — — —	)(17)		226,640 — —
Investment expense (income)	4,393	543	(2,482)	(20,115)	(92)	—		(22,146)	22,880	(13)	5,127	—		5,127	(662	)(17)		4,465

Total other expense	137,669	21,235	18,241	1,483	6,224	—		47,183	37,081		221,933	—		221,933	(2,540)			219,393

Earnings (loss) from continuing operations before income taxes	(117,706)	(19,559)	(14,219)	13,536	(14,334)	—		(34,576)	(44,493)		(196,775)	(43,450)		(240,225)	8,249			(231,976)
Income tax provision (benefit)	72,100	(629)	1,645	6,645	—	—		7,661	(69,706	)(14)	10,055	—		10,055	—			10,055

Loss from continuing operations	$(189,806)	$(18,930)	$(15,864)	$6,891	$(14,334)	$—		$(42,237)	$25,213		$(206,830)	$(43,450)		$(250,280)	$8,249			$(242,031)

Loss per share from continuing operations	$(221.19)																$

Weighted Average Shares Outstanding	858.12

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

MARQUEE HOLDINGS INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FIFTY-TWO WEEKS ENDED SEPTEMBER 28, 2006
(dollars in thousands except for per share amounts)

	Fifty-two weeks ended September 28, 2006
	Holdings Fifty-two Weeks Ended March 30, 2006 Historical	Holdings Twenty-six Weeks Ended September 28, 2006 Historical	Holdings Twenty-six Weeks Ended September 29, 2005 Historical	Holdings Fifty-two Weeks Ended September 28, 2006 Historical	LCE Holdings for the Three Months Ended December 31, 2005 Historical	LCE Holdings for the One Month Ended January 25, 2006 Historical	LCE Holdings Conforming Reclassification		LCE Holdings for the Four Months Ended January 25, 2006 Pro Forma	Holdings/ LCE Holdings Merger Pro Forma Adjustments		Holdings Pro Forma for LCE Holdings	NCM Pro Forma Adjustments		Holdings Pro Forma for LCE Holdings & NCM Transactions	Holdings IPO & Yelmo Pro Forma Adjustments		Holdings Pro Forma For IPO Transaction
Admissions	$1,169,226	$862,105	$546,820	$1,484,511	$152,849	$41,509	$—		$194,358	$(28,106	)(10)	$1,650,763	$—		$1,650,763	$(20,441	)(17)		$1,630,322
Concessions	466,679	359,081	217,012	608,748	64,586	17,046			81,632	(9,293	)(10)	681,087	—		681,087	(6,830	)(17)		674,257
Other	94,545	61,555	47,887	108,213	16,673	2,207			18,880	(2,200	)(10)	124,893	(28,111	)(15)	96,782	(1,159	)(17)		95,623

Total revenues	1,730,450	1,282,741	811,719	2,201,472	234,108	60,762	—		294,870	(39,599)		2,456,743	(28,111)		2,428,632	(28,430)			2,400,202
Cost of operations	1,125,369	811,748	533,373	1,403,744	175,362	42,942	(37,101)	(9)	181,203	(25,087	)(10)	1,559,860	15,766	(15)	1,575,626	(17,718	)(17)		1,557,908
Rent	341,301	225,482	156,692	410,091	—	11,591	32,476	(9)	44,067	(7,782	)(10)	445,660	—		445,660	(7,125	)(17)		438,535
										(716	)(11)	—	—		—	—			—
General and administrative:															—	—			—
M&A Costs	12,523	5,826	2,645	15,704	—	523	1,674	(9)	2,197	—		17,901	—		17,901	—			17,901
Management fee	2,000	2,500	1,000	3,500	—	333	999	(9)	1,332	168	(11)	5,000	—		5,000	(5,000	)(16)		—
Other	38,308	29,680	18,199	49,789	14,105	4,998	(2,673)	(9)	16,430	—		66,219	—		66,219	(104	)(17)		66,115
Pre-opening expense	6,607	3,129	736	9,000	—	165	4,189	(9)	4,354	—		13,354	—		13,354	—			13,354
Theatre and other closure expense	601	7,710	980	7,331	—	—	—		—	—		7,331	—		7,331	—			7,331
Restructuring charge	3,980	—	3,908	72	—	—	—		—	—		72	—		72	—			72
Depreciation and amortization	168,821	129,075	75,467	222,429	29,947	9,457	436	(9)	39,840	(1,473	)(10)	262,272	—		262,272	(2,399	)(17)		259,873
										1,476	(11)				—				—
Impairment of long-lived assets	11,974	—		11,974					—			11,974	—		11,974	—			11,974
Disposition of assets and other (gains)/losses	(997)	(8,500)	(770)	(8,727)	(325)	(1,137)			(1,462)	—		(10,189)	—		(10,189)	—			(10,189)

Total costs and expenses	1,710,487	1,206,650	792,230	2,124,907	219,089	68,872	—		287,961	(33,414)		2,379,454	15,766		2,395,220	(32,346)			2,362,874
Other expense	(11,712)	(6,314)	(7,219)	(10,807)	—	—	—		—	—		(10,807)	—		(10,807)	—			(10,807)
Interest expense	144,988	115,538	63,712	196,814	21,598	6,316	—		27,914	27,518	(12)	229,176	—		229,176	(1,141	)(17)		228,035
										842	(12)		—		—	—
										(22,494)	(12)				—	—			—
										(1,418)	(12)				—	—			—
Investment expense (income)	4,393	(3,609)	(480)	1,264	(20,115)	(92)	—		(20,207)	19,686	(13)	743	—		743	(561)	(17)		182

Total other expense	137,669	105,615	56,013	187,271	1,483	6,224	—		7,707	24,134		219,112	—		219,112	(1,702)			217,410

Earnings (loss) from continuing operations before income taxes	(117,706)	(29,524)	(36,524)	(110,706)	13,536	(14,334)	—		(798)	(30,319)		(141,823)	(43,877)		(185,700)	5,618			(180,082)
Income tax provision (benefit)	72,100	2,200	(14,200)	88,500	6,645	—	—		6,645	(86,106	)(14)	9,039	—		9,039	—			9,039

Loss from continuing operations	$(189,806)	$(31,724)	$(22,324)	$(199,206)	$6,891	$(14,334)	$—		$(7,443)	$55,787		$(150,862)	$(43,877)		$(194,739)	$5,618			$(189,121)

Loss per share from continuing operations				$(178.43)					—									$

Weighted average shares outstanding				1,116.4

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

MARQUEE HOLDINGS INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

(1)
Reflects the cash sources and uses of funds in connection with the NCM Transactions as summarized below.

Sources of Funds	Amount	Uses of Funds	Amount
	(thousands of dollars)		(thousands of dollars)
Cash from Existing Service Agreement "ESA" Modification Payment	$231,308	Available cash	$466,704
Cash from redemption of preferred units	235,396

**Total sources	$466,704	Total uses	$466,704	*

  *
  We are still evaluating our use of proceeds from these transactions, which may include the repayment of certain of our indebtedness. However, we have not yet determined which of our indebtedness we may repay, and we may decide to use these proceeds for a purpose other than the repayment of our indebtedness.

  **
  We expect to receive our proportionate share of 33.7% of distributions from NCM from their net proceeds of $674.3 million related to newly issued common membership units and from their net proceeds of $710.5 million related to their borrowing of $725.0 million under their new senior credit facility. Approximately $12.0 million of the net proceeds related to the newly issued term loan facility will be used to fund the ESA modification payments.

(2)
Reflects the estimated payments due to NCM, Inc. in connection with the Loews Screen Integration agreement and acquisition of additional common units of NCM, Inc. On January 26, 2006, we completed the acquisition of Loews. Loews has a pre-existing contract with another cinema advertising provider through May 31, 2008. Therefore the Loews screens will become part of NCM's national theatre network on an exclusive basis beginning on May 31, 2008, subject to the run-out of certain pre-existing contractual obligations for on-screen advertising existing on June 1, 2008. In accordance with a Loews screen integration agreement between NCM and us, we will pay NCM an amount that approximates the EBITDA NCM would have generated if they were able to sell advertising in the Loews theatre chain on an exclusive basis. Effective January 5, 2007, NCM LLC re-allocated the common membership units in NCM LLC among the founding members to reflect the contribution of the Loews screens and the payments to be made by us pursuant to the terms of the Loews screen integration agreement. The number of common membership units allocated to us in connection with the Loews screen integration agreement was 2,435,306 units (assuming a 44,291-to-1 split of NCM's membership units has occurred) and was calculated by multiplying the total number of NCM LLC common membership units outstanding by a ratio of theatre screens and patrons at Loews theatres compared to the total number of theatre screens and patrons at all founding members' theatres. Our ownership of NCM LLC is expected to increase from 29% to 33.7% as a result of the Loews screen integration agreement. These Loews payments will be made on a quarterly basis in arrears on May 31, 2008 and for accounting purposes will be capitalized in our investment in NCM and will not be reflected in our statements of operations.

(3)
Represents the change of interest gain as a result of NCM, Inc.'s acquisition of common units in NCM as follows:

Calculation of change of interest
Increase in investor's share of investee net assets:
Capital account after NCM Inc. IPO:	$676,390
	20.1%

		$135,658
Capital account before NCM Inc. IPO:	$2,100
	33.70%

		707

Increase in investor's share of investee net assets:		$134,951

Less pro rata write-off of unamortized difference between investor cost and investor equity in investee net assets:
		$(23,613)

Change of interest gain		$111,338

(4)
Represents write down to $0 of the equity investment in NCM upon redemption by NCM of the preferred units. We expect to suspend applying the equity method when the investment (and net advances) is reduced to zero and will not provide for any additional losses as we have not guaranteed obligations of NCM and we are not otherwise committed to provide further financial support for NCM. Furthermore, we will not recognize any equity earnings until we restore our investment balance.

(5)
Represents the estimated fair value of the ESA modification payment which has been recorded as deferred revenue and will be amortized to advertising revenue over 30 years (the term of the agreement) following the units of revenue method. The exhibitor services agreement to be entered into in connection with the completion of the NCM IPO will govern the terms by which NCM LLC provides advertising services, meeting events and digital programming events in the founding members' theatres using the digital content network. Each founding member is party to a separate exhibitor services agreement with NCM LLC. The terms of each founding member's exhibitor services agreement are substantially the same.

  Agreement in Effect Before the Reorganization. Each of the founding members is party to an agreement with NCM LLC dated as of July 15, 2005, which governs the provision of advertising, meetings and digital programming events by NCM LLC. In the case of AMC and Regal, these agreements were amended and restated to reflect Cinemark's new participation as a founding member. In connection with the completion of the Holdings offering, we will enter into amended and restated agreements with each founding member that will be in effect following the reorganization.

  We have estimated the fair value of the ESA payment as the NPV of the difference between ESA fees under the new agreement and ESA fees at fair value which represents a 30% theatre rental fee of NCM advertising revenue (based upon a preliminary valuation performed by the Company with the assistance of third party specialists), which would be $686.3 million. AMC's share of this amount is estimated to be $231.3 million based on its ownership percentage.

(6)
Pro forma adjustments have been made to stockholders' equity for these income statement items that are not expected to have continuing impact as follows in connection with the NCM Transactions:

Change of interest gain on NCM	$111,338
Distributions in excess of equity investment in NCM*	65,739
Tax provision recognized on NCM Transaction where the offsetting benefit is recorded in goodwill. See Note (7)	(31,700)
Estimated current federal and state tax due on NCM Transactions	(19,600)

$125,777

*    Computed as follows:

	Investment in NCM	Deferred Revenue	Cash	Estimated Due To NCM	Equity Earnings (Gain)
Beginning balance 9/28/06	$33,219	$—	$—	$—	$—
Loews Screen Integration Agreement	25,100	—	—	(25,100)	—
Change of interest gain	111,338	—	—	—	(111,338)
ESA Payment	—	(231,308)	231,308	—	—

Preferred stock redemption	(169,657)	—	235,396	—	(65,739)

Pro forma balance 9/28/06	$—	$(231,308)	$466,704	$(25,100)	$(177,077)

(7)
We expect that the proceeds we receive from the ESA modification payment along with a portion of the proceeds from redemption of the preferred units will be treated as ordinary taxable income and capital gain. Holdings expects that the majority of the proceeds from redemption of the preferred units will be deferred from taxable income until such time as its equity interest is sold or the NCM term loan facility used to finance the redemption of the preferred units is retired. The following table summarizes the estimated current tax payable expected from the NCM Transactions. Holdings expects that the NCM Transactions will allow it to realize certain tax attributes which have previously been recorded net of a 100% valuation allowance some of which was established in connection with purchase accounting and recorded as goodwill and some of which were established through charges to income tax expense:

	Ordinary Income Tax	Capital Gain Tax
Contract Buydown(a)	$97,500	$
Deemed sale of interest(b)			38,100
Capital Loss Carryforward(c)			(16,200)
Net Operating Loss Carryforwards(c)(d)	(77,900)		(21,900)

Federal and state taxes payable	$19,600		$—

  (a)
  Estimated to be ESA payment of $231,308 times the expected effective tax rate of 42%.

  (b)
  Estimated to be proceeds from redemption of preferred units of $235,396 times the ownership percentage decrease of 40.5% (33.7% pre NCM IPO to 20.1% post NCM IPO) times the expected tax rate of 40%.

  (c)
  Estimated to be available capital loss carryforwards times the expected effective tax rate of 40%. We have reduced goodwill by $15,000 for certain of those tax attributes that were recorded net of a 100% valuation allowance in connection with purchase accounting.

  (d)
  Estimated to be available net operating loss carryforwards of $249,753 times the expected effective tax rate of 40%. We have reduced goodwill by $16,700 for certain of those tax attributes that were recorded net of a 100% valuation allowance in connection with purchase accounting.

(8)
Reflects a lump sum payment pursuant to our Management Agreement. In connection with the Mergers, Holdings, AMCE and the Sponsors entered into an Amended and Restated Fee Agreement (the "Management Fee Agreement"), on January 26, 2006, which replaced the December 23, 2004 fee agreement among Holdings, AMCE and the Marquee Sponsors. The Management Fee Agreement provides for an annual management fee of $5.0 million, payable quarterly and in advance to each Sponsor, on a pro rata basis, for the twelve year duration of the agreement, as well as reimbursements for each Sponsor's respective out-of-pocket expenses in connection with the management services provided under the Management Fee Agreement.

  In addition, the Management Fee Agreement provides for reimbursements by Holdings and AMCE to the Sponsors for their out-of-pocket expenses, and by AMCE to Holdings of up to $3.5 million for fees payable by Holdings in any single fiscal year in order to maintain AMCE's corporate existence, corporate overhead expenses and salaries or other compensation of certain employees.

  Upon the consummation of a change in control transaction or an IPO, the Sponsors will receive, in lieu of quarterly payments of the annual management fee, an automatic fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement (assuming a twelve year term from the date of the original fee agreement), calculated using the treasury rate having a final maturity date that is closest to the twelfth anniversary of the date of the original fee agreement date. We estimate that our aggregate payment to the Sponsors would be $40.9 million had the Holdings offering occurred on September 28, 2006. We have computed the net present value of the management fee upon the consummation of an IPO using a discount rate of 4.72%.

  Purchase Price Allocation—Merger Transactions

  The merger of Holdings and LCE Holdings is being treated as a purchase with Holdings as the accounting acquirer in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations." The following is a summary of the preliminary allocation of the purchase price to the estimated fair values of assets and liabilities acquired in the merger of Holdings and LCE Holdings as of September 28, 2006. Our allocations of purchase price were based on management's judgment after evaluating several factors, including actuarial estimates for pension liabilities, market prices of our indebtedness, bid prices from potential buyers and a preliminary valuation assessment prepared by a valuation specialist. The Company expects to finalize its purchase price allocation during the third fiscal quarter of fiscal 2007.

Amounts
(thousands of dollars)
Cash and cash equivalents	$142,512
Current assets	44,872
Property, net	727,400
Intangible assets, net	107,269
Goodwill	828,309
Other long term assets	72,765
Current liabilities	(193,568)
Corporate borrowings	(1,054,192)
Capital and financing lease obligations	(32,524)
Other long-term liabilities	(105,672)

Total estimated purchase price	$537,171

  Our preliminary allocation of purchase price consisted primarily of:

  (a)
  a write up of property, net of $29.7 million to reflect estimated fair value comprised of furniture, fixtures and equipment write ups of $15.3 million, real estate write ups of $11.1 million and leasehold improvement write ups of $3.3 million;

  (b)
  a write down of intangible assets, net of $40 million comprised principally of write downs of the Loews trademark/tradename of $83.1 million, write downs of the Cinemex tradename of $2.3 million, write downs of theatre management contracts of $0.4 million offset by write ups for advertising contracts of $29.4 million and favorable leases of $16.4 million;

  (c)
  a write down of other long-term assets of $29.3 million comprised of write downs of deferred charges on corporate borrowings of $28.2 million, write downs of joint ventures of $10.8 million and write downs of software and other long-term assets of $3.1 million offset by an increase in net deferred tax assets in Mexican tax jurisdictions of $12.8 million;

  (d)
  a write-up of current liabilities of $37.9 million which primarily reflects the expected costs under a plan to involuntarily terminate or relocate approximately 230 employees of Loews in connection with the Merger Transactions;

  (e)
  a net write up in corporate borrowings of $3.9 million to reflect the consent payment in respect of Loews' 9.0% senior subordinated notes due 2014;

  (f)
  a net write up of capital and financing lease obligations of $1.4 million as a result of remeasuring the capital lease obligations at Holdings' incremental borrowing rate and recording previously unrecorded financing lease obligations; and

  (g)
  a write up of long-term liabilities of $7.4 million comprised primarily of write ups for unfavorable leases of $19.7 million offset by a write off of deferred rent of $11.7 million and other net write offs of $0.6 million.

(9)
Reflects reclassifications to conform LCE Holdings' presentation to Holdings' presentation. LCE Holdings classified certain expense items within line items in its historical financial statements differently than Holdings. We have reclassified rent expense from "Cost of Operations" to "Rent," have reclassified theatre and other closure expense from "Cost of Operation" to "Theatre and Other Closure Expense," have reclassified depreciation and amortization from "Cost of Operations" to "Depreciation and Amortization," have reclassified merger and acquisition costs from "General and Administrative: Other" to "M&A Costs" and have reclassified management fees from "General and Administrative: Other" to "Management Fee" to conform LCE Holdings' historical presentation to Holdings' historical presentation.

(10)
Exclusion of revenues and expenses and disposition of assets and liabilities for theatres disposed of in connection with the approval of the Mergers by the U.S. Department of Justice:

	Holdings
	26 Weeks Ended September 28, 2006	52 Weeks Ended March 30, 2006	52 Weeks Ended September 28, 2006
Revenues	$(15,068)	$(50,705)	$(39,599)
Cost of Operations	(9,846)	(32,223)	(25,087)
Rent	(3,419)	(8,664)	(7,782)
Depreciation and amortization	—	(3,957)	(1,473)
(11)
Pro forma adjustments are made to the Unaudited Pro Forma Condensed Consolidated Statement of Operations for Loews purchase accounting to reflect the following:

	Holdings
	52 Weeks Ended March 30, 2006	52 Weeks Ended September 28, 2006	Estimated Useful Life	Balance Sheet Classification
Depreciation and Amortization:
FF&E and leasehold improvements	$(2,042)	$(817)	5 to 15 years	Property, net
Favorable leases	1,208	483	11 years	Intangibles, net
Advertising contract	4,142	1,657	3 years	Intangibles, net
Loews Trademark	383	153	5 years	Intangibles, net
Goodwill	—	—	Indefinite	Goodwill

	$3,691	$1,476

Rent:
Unfavorable leases	$(1,810)	$(716)	9 years	Other long-term liability
Management Fee:
Amended and Restated Fee Agreement	$(330)	$168

  The management fee is terminated in connection with an IPO see Note (8).

(12)
Reflects change in interest expense for debt issued in connection with the Merger Transactions:

	Holdings
	52 Weeks Ended March 30, 2006	52 Weeks Ended September 28, 2006
	(thousands of dollars)
Interest Expense:
Debt issued in connection with the Mergers ($650.0 million term loan of new senior secured credit facility and $325.0 million 11% senior subordinated notes due 2016)	$70,200	$27,518
Amortization Expense:
Term Loan of new senior secured credit facility	$1,419	$496
New senior subordinated debt	768	346

	$2,187	$842

  Amortization expense is determined using the capitalized costs of the newly issued debt over the term of the debt calculated on a straight line basis.

  Interest rates above used in the computation of pro forma interest expense are subject to change. For the computation of the initial interest rate on the new senior secured term loan facility, we have utilized a one-month LIBOR rate, as of September 27, 2006, of 5.324%. In the event the interest rate on the new senior secured term loan facility notes increases or decreases by 0.125%, our annual earnings from continuing operations would decrease or increase by $812 thousand accordingly.

	LCE Holdings
	52 Weeks Ended March 30, 2006	52 Weeks Ended September 28, 2006
	(thousands of dollars)
Interest Expense:
$650.0 million 5.60% Term loan of existing Loews senior secured credit facility	$(30,896)	$(12,729)
Loews' $315.0 million 9.0% senior subordinated notes due 2014	(23,698)	(9,765)

	$(54,594)	$(22,494)

Amortization Expense:
Term loan of existing Loews senior secured facility	$(2,354)	$(929)
Loews' 9.0% senior subordinated notes due 2014	(1,238)	(489)

	$(3,592)	$(1,418)

  Adjustments for amortization expense relate to the actual historical amounts recorded for the issuances that were paid.

(13)
Reflects the removal of Loews' share of the equity earnings of its South Korea joint venture, Megabox, as a result of the sale of its equity investment in that joint venture (these amounts are not expected to have continuing impact on a pro forma basis):

	LCE Holdings
	52 Weeks Ended March 30, 2006	52 Weeks Ended September 28, 2006
	(thousands of dollars)
Remove gain on sale from South Korean joint venture (Megabox)	$18,761	$18,761
Remove equity in earnings from South Korean joint venture (Megabox)	4,119	925

	$22,880	$19,686

(14)
Represents the continuing impact to the income tax provision as a result of establishing a full valuation allowance for the Holdings U.S. tax jurisdiction deferred tax asset in conjunction with the Merger Transactions. As of March 30, 2006, management believed it was more likely than not that net deferred tax assets related to tax net operating loss carryforwards and certain deferred tax assets of foreign subsidiaries would not be realized due to uncertainties as to the timing and amounts of future taxable income as a result of the Mergers. The Successor has recorded a full valuation allowance against its net deferred tax assets in the U.S. and certain foreign jurisdictions of $439,460,000 and a partial valuation allowance of $1,690,000 related to deferred tax assets in the Mexico tax jurisdiction as of March 30, 2006.

(15)
Represents the change in circuit share payments from NCM pursuant to the ESAs to be entered into in connection with the Holdings offering. Under the terms of our prior contract with NCM, the circuit share payments were based on varying percentages of advertising revenue. Under the new ESAs, the theatre access fee payments will be based on a specified dollar amount per attendee and a specified dollar amount per digital screen. The pro forma adjustment was computed on the basis of the historic levels of theatre patronage and numbers of digital screens in the theatres and includes amortization of deferred revenue (see Note 5). Our historical advertising revenues were $39.9 million, $48.9 million and $66.2 million during the twenty-six weeks ended September 28, 2006, the fifty-two weeks ended March 30, 2006 and the fifty-two weeks ended September 28, 2006, respectively.

Represents the pro forma effect of the increased cost from the sale of additional theatre advertising inventory to us, in accordance with the new ESAs, in order for AMC to fulfill its beverage concessionaire agreement on-screen advertising commitments. Inventory used to fulfill advertising commitments under our beverage concessionaire agreements had been retained by us under our prior contractual arrangements with NCM, but will be made available to NCM under the ESAs. This inventory will be sold to us at a 30 second CPM equivalent for the 90 seconds used, and the pro forma adjustment is computed on the basis of the terms of the ESAs.

(16)
Reflects the termination of the Amended and Restated Fee Agreement. The management fee is terminated in connection with an IPO (see Note 8).

(17)
On December 15, 2006, we sold our equity method investment in Yelmo for $52.1 million. We have disposed of the current carrying value of our investment of $29.0 million, recognized unrealized translation gains of $1.5 million and adjusted goodwill of $24.6 million. The goodwill adjustment reflects the excess of the proceeds above our preliminary estimated fair value of the investment in Yelmo which we acquired from Loews on January 26, 2006 and as we were awaiting additional information with respect to the estimated sales price for the investment during the preliminary allocation period. The sale of our investment in Yelmo has triggered discontinued operations classification for our previous sale of theatres in Spain and Portugal. We have removed the results of operations for the Spain and Portugal theatres from continuing operations and have removed losses recorded related to our investment in Yelmo.

MANAGEMENT

Compensation of Management

        The following table provides certain summary information concerning compensation that AMC Entertainment paid to or accrued on behalf of its Chief Executive Officer and each of AMC Entertainment's four other most highly compensated executive officers (determined as of the end of fiscal 2006 and hereafter referred to collectively as the "Named Executive Officers") for the last three fiscal years ended March 30, 2006, March 31, 2005, and April 1, 2004, respectively.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation(1)(2)		Restricted Stock Awards(2)	Securities Underlying Options/SARs	All Other Compensation(3)
Peter C. Brown Chairman of the Board, Chief Executive Officer and President	2006 2005 2004	$750,000 742,000 728,000	$25,550 392,000 464,100	$	N/A N/A	— — 1,080,100	— — —	$7,479 8,332 7,052
Philip M. Singleton Executive Vice President and Chief Operating Officer	2006 2005 2004	482,000 484,000 475,000	16,250 249,600 301,716		N/A N/A	— — 602,400	— — —	6,352 6,585 7,557
Craig R. Ramsey Executive Vice President and Chief Financial Officer	2006 2005 2004	341,000 331,000 325,000	11,375 176,800 215,526		N/A N/A	— — 250,667	— — —	5,773 5,720 133,102
Richard T. Walsh Executive Vice President and Chairman AMC Film Programming	2006 2005 2004	348,000 342,000 335,000	11,375 176,800 215,526		N/A N/A	— — 250,667	— — —	6,316 5,702 132,893
John D. McDonald Executive Vice President North American Operations	2006 2005 2004	321,000 319,000 312,500	8,850 136,800 168,300		N/A N/A	— — 125,333	— — —	8,482 8,113 70,261

(1)
For the years presented, perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of total annual salary and bonus.

(2)
On September 18, 2003, the Predecessor granted deferred stock unit awards under the 2003 AMC Entertainment Inc. Long-Term Incentive Plan to the Named Executive Officers. The deferred stock units awarded were calculated based on the value of the award divided by a 10 day average stock price at April 1, 2004.

  All of the deferred stock unit awards granted in 2004 vest upon the attainment of specified performance criteria, provided that the recipient remain employed on the applicable vesting date. No dividends were payable with respect to deferred stock awards prior to vesting. All deferred stock units vested as a result of the merger with Marquee and the holder thereof received an amount equal to the excess of (i) $19.50 over (ii) any income tax or employment tax required under the Internal Revenue Code of 1986, as amended (the "Code") with respect to the amounts referred to in clause (i).

  All restricted stock awards and non-qualified stock options granted in fiscal 2003 vested and were terminated as a result of the merger with Marquee, and the holder thereof received $19.50 per share (less the exercise price of options) for each share of restricted stock or in-the-money options less applicable income and employment taxes.

(3)
For fiscal years 2006 and 2005, All Other Compensation is comprised of AMC Entertainment's contributions under its 401(k) savings plan which is a defined contribution plan. For fiscal 2004, All Other Compensation is comprised of AMC Entertainment's contributions under its 401(k) savings plan which is a defined contribution plan and deferred cash awards under the 2003 AMC Entertainment Inc. Long-Term Incentive Plan as follows: Mr. Peter C. Brown—$0; Mr. Philip M. Singleton—$0; Mr. Craig R. Ramsey—$125,333; Mr. Richard T. Walsh—$125,333; and Mr. John D. McDonald—$62,667.

Defined Benefit Retirement and Supplemental Executive Retirement Plans

        Pension Plan Freeze.    On November 7, 2006, our Board of Directors approved a proposal to freeze our Defined Benefit Retirement Income Plan, Supplemental Executive Retirement Plan and Retirement Enhancement Plan (the "Plans") as of December 31, 2006. Under the proposal there would be no further benefits accrued after December 31, 2006, but continued vesting for associates with less than five years of vesting service. We would continue to fund existing benefit obligations and there would be no new participants in the future. We are in the process of evaluating the impact of the proposed plan freeze on our consolidated financial statements. Our Board of Directors also approved a proposal to increase the company's matching contribution in the 401(k) savings plan to 100% of an employee's contribution up to 5% of the employee's compensation.

        AMC Entertainment sponsors a defined benefit retirement plan which provides benefits to certain of its employees based upon years of credited service and the highest consecutive five-year average annual remuneration for each participant. For purposes of calculating benefits, average annual compensation is limited by Section 401(a) (17) of the Internal Revenue Code, and is based upon wages, salaries and other amounts paid to the employee for personal services, excluding certain special compensation. Under the defined benefit plan, a participant earns a vested right to an accrued benefit upon completion of five years of vesting service.

        AMC Entertainment also sponsors a supplemental executive retirement plan ("SERP") to provide a level of retirement benefits approximating those that would have been provided under the qualified retirement plan had the federal tax law not been changed by the Omnibus Budget Reconciliation Act of 1993, which reduced the amount of compensation which can be taken into account in a qualified retirement plan. The limit on compensation taken into account in a qualified plan in 2006 was $220,000; if the law had not been changed in 1993, the 2006 limit would have been $325,000. The SERP applies the qualified retirement plan formula to compensation above $220,000, up to a maximum of $325,000. Because the qualified retirement plan and the SERP were frozen as of December 31, 2006, no future increases, either in an individual's actual compensation or in the legal limits imposed on retirement plans, will be taken into account for any purpose under the plans. Benefits are not subject to any deduction for social security or other offset amounts.

        The following table shows the total estimated annual pension benefits (without regard to minimum benefits) payable to a participant under AMC Entertainment's retirement plan and the supplemental executive retirement plan, assuming retirement in calendar 2004 at age 65, payable in the form of a single life annuity. The benefits are not subject to any deduction for social security or other offset amounts. The following table assumes the old limit would have been increased to $315,000 in 2005.

	Years of Credited Service
Highest Consecutive Five Year Average Annual Compensation
	15	20	25	30	35
$125,000	$16,919	$22,559	$28,199	$33,839	$39,479
150,000	20,669	27,559	34,449	41,339	48,229
175,000	24,419	32,559	40,699	48,839	56,979
200,000	28,169	37,559	46,949	56,339	65,729
225,000	31,919	42,559	53,199	63,839	74,479
250,000	35,669	47,559	59,449	71,339	83,229
275,000	39,419	52,559	65,969	78,839	91,979
295,000	42,419	56,559	70,699	84,839	99,979
300,000	43,169	57,559	71,949	86,339	100,729
325,000	46,919	62,559	78,199	93,839	109,479

        As of March 30, 2006, the years of credited service under the retirement plan for each of the Named Executive Officers were: Mr. Peter C. Brown—15 years; Mr. Philip M. Singleton—31 years; Mr. Craig R. Ramsey—11 years; Mr. Richard T. Walsh—30 years; and Mr. John D. McDonald—29 years.

        AMC Entertainment has established a retirement enhancement plan for the benefit of officers who from time to time may be designated as eligible participants therein by the board of directors. The retirement enhancement plan is a non-qualified deferred compensation plan designed to provide an unfunded retirement benefit to an eligible participant in an amount equal to (i) sixty percent (60%) of his or her average compensation (including any salary deferred into qualified plans and cash incentive compensation) during the last three full years of employment, less (ii) the sum of (A) such participant's benefits under the retirement plan and the participant's primary social security benefit at age 65, or if later, at the date of normal retirement, and (B) the amount of an annual life annuity commencing at the participant's normal retirement date attributable to AMC Entertainment's contributions under the supplemental executive retirement plan, the 401(k) savings plan and the non-qualified deferred compensation plan. The base amount in clause (i) will be reduced on a pro rata basis if the participant completes fewer than 25 years of service. The retirement enhancement plan benefit may commence for a participant who has attained the later of age 55 or completion of 15 years of service and has participated in the plan for at least five years and who retires on or after age 55 on an actuarially reduced basis (6 2/3% for each of the first five years by which commencement precedes age 65 and an additional 3 1/3% for each year by which commencement precedes age 60). Benefits commence at a participant's normal retirement date (i.e., the later of age 65 or the participant's completion of five years of service) whether or not the participant continues to be employed by AMC Entertainment. The accrued benefit payable upon total and permanent disability is not reduced by reason of early commencement. A participant will be entitled to receive a benefit under the retirement enhancement plan if such a participant's employment is terminated at AMC Entertainment's request (other than for cause) or as a result of a change of control (as defined in the retirement enhancement plan).

        Mr. Peter C. Brown and Mr. Philip M. Singleton have been designated as eligible to participate in the retirement enhancement plan. The estimated monthly amounts that Mr. Brown and Mr. Singleton will be eligible to receive under the retirement enhancement plan at age 65 are $21,511 and $20,400, respectively. Actual amounts received by such individuals under the retirement enhancement plan may be different than those estimated.

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  Exhibit 99.1
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
INTRODUCTION
RISK FACTORS
Risks Related to Our Business
Risks Related to Our Industry
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
MARQUEE HOLDINGS INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 28, 2006 (dollars in thousands)
MARQUEE HOLDINGS INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS TWENTY-SIX WEEKS ENDED SEPTEMBER 28, 2006 (dollars in thousands except for per share data)
MARQUEE HOLDINGS INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FIFTY-TWO WEEKS ENDED SEPTEMBER 28, 2006 (dollars in thousands except for per share amounts)
MARQUEE HOLDINGS INC. NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
MANAGEMENT
Summary Compensation Table